      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              INNOTRAC CORPORATION
             (Exact name of Registrant as specified in its charter)

            GEORGIA                            7389                          58-1592285
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                             6655 SUGARLOAF PARKWAY
                             DULUTH, GEORGIA 30097
                                 (678) 584-4000
   (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                                SCOTT D. DORFMAN
                            CHIEF EXECUTIVE OFFICER
                             6655 SUGARLOAF PARKWAY
                             DULUTH, GEORGIA 30097
                                 (678) 584-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

            DAVID A. STOCKTON, ESQ.                          PATRICIA A. WILSON, ESQ.
             JAN M. DAVIDSON, ESQ.                             TROUTMAN SANDERS LLP
            KILPATRICK STOCKTON LLP                           5200 NATIONSBANK PLAZA
    1100 PEACHTREE STREET, N.E., SUITE 2800                 600 PEACHTREE STREET, N.E.
             ATLANTA, GEORGIA 30309                           ATLANTA, GEORGIA 30308
                 (404) 815-6500                                   (404) 885-3000
              (404) 815-6555 (FAX)                             (404) 885-3900 (FAX)

                         ------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED             PROPOSED
                                          AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
      TITLE OF EACH CLASS OF               TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED(1)       PER SHARE(2)       OFFERING PRICE(2)           FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value per
  share............................  2,875,000 shares         $17.563            $50,493,625          $14,037.23
---------------------------------------------------------------------------------------------------------------------
Preferred Share Purchase
  Rights(3)........................  2,875,000 rights           N/A                  N/A                 $0.00
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Includes 375,000 shares subject to the exercise of the underwriters' over-allotment option.
(2) Determined in accordance with Rule 457(c) under the Securities Act of 1933, as amended, the average of the high and low prices on the Nasdaq Stock Market's National Market on June 2, 1999.
(3) A right to purchase a fraction of a share of Innotrac's preferred stock is attached to each share of Common Stock. See "Description of Capital Stock." No value is attributable to a right.
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON A DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. INNOTRAC AND THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 3, 1999

PRELIMINARY PROSPECTUS
                                2,500,000 SHARES
                                (INNOTRAC LOGO)

                              INNOTRAC CORPORATION
                                  COMMON STOCK
                         ------------------------------
     This is a public offering of 2,500,000 shares of common stock of Innotrac Corporation. We are selling 2,100,000 shares and the selling shareholders named in this prospectus are selling 400,000 shares. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

     Our common stock is traded on the Nasdaq National Market under the symbol
"INOC." On             , 1999, the last reported sale price for our common stock
was $          per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to us............................  $           $
Proceeds, before expenses, to the selling shareholders......  $           $

                         ------------------------------

     The underwriters may, under certain circumstances purchase up to an additional 275,000 shares from the selling shareholders and 100,000 shares from Innotrac at the public offering price less the underwriting discount.

     The underwriters are severally underwriting the shares being offered by this prospectus. The underwriters expect to deliver the shares against payment
in New York, New York on             , 1999.

                         ------------------------------

BEAR, STEARNS & CO. INC.
                         THE ROBINSON-HUMPHREY COMPANY
                                                               J.C. BRADFORD&CO.
               The date of this prospectus is             , 1999.

[The graphic on this page is a flow chart depicting the four core competencies provided by Innotrac Corporation. At the top left of the page, under the caption, "clients," is a graphic containing the corporate logos for Ameritech, Southwestern Bell, Siemens, NAPA, The Home Depot, Bell Atlantic, Pacific Bell, TCI, BellSouth and US West. The flow chart moves to a picture of an individual providing an overhead presentation to a group of business people next to the caption "CONSULTATIVE SERVICES." The following bullet points are beneath this caption: Channel Management, Marketing Strategy, Product Strategy, Customized Billing Options, Promotions and Forecasting. The next picture in the flow chart is of two individuals working at a computer terminal in a computer room above the caption "TECHNOLOGY SERVICES." The following bullet points are beneath this caption: EDI, IVR, Database Management and Internet Services. The next picture in the flow chart is the Innotrac Corporation logo, which is in the center of the page. The next picture in the flow chart is of an individual working in a distribution center. Above the picture is the caption "DISTRIBUTION SERVICES," with the following bullet points beneath this caption: Product Ownership, Fulfillment, Purchasing Management, and Inventory Management. The next picture in the flow chart is of a customer support call center next to the caption "CUSTOMER SUPPORT SERVICES." Beneath this caption are the following bullet points: Call Center, Technical Support, Returns Management and Re-Ships and Refunds. The last picture in the flow chart is of a customer on her telephone ordering a product underneath the caption "end users."]

                               PROSPECTUS SUMMARY

     This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to "we," "our" and "us" refer to Innotrac Corporation, or, where appropriate, to Innotrac and the affiliated companies with which it conducted business prior to its May 1998 initial public offering. Unless otherwise specified, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                              INNOTRAC CORPORATION

     Innotrac provides customized, technology-based marketing support and distribution services to large corporations that outsource these functions. We target companies that have (1) a large customer base, (2) numerous and/or geographically diverse subsidiary or affiliate operations, (3) extensive marketing needs or (4) complex point-of-distribution requirements. Our comprehensive services enable our clients to manage their sales channels efficiently. Since 1994, we have focused on the telecommunications industry because of its high growth characteristics and increasing marketing needs. During that time, the majority of our growth has come from sales and distribution services related to Caller ID equipment. We believe we have created an outsourcing model that utilizes our core competencies, which include:

     - consultative services
        - channel management, marketing and product strategy
        - customized and flexible billing options
        - promotions
        - sales and marketing information and forecasting
     - technology services
        - electronic data interface, or EDI, integration
        - interactive voice response, or IVR
        - database management
     - distribution services
        - product ownership, consignment and warehousing
        - fulfillment
        - purchasing management
        - inventory management
     - end user customer support services
        - inbound call center services and technical support
        - returns and refunds processing

     In order to perform these functions in-house, a company may be required to develop expensive, labor-intensive infrastructures, which may divert its resources and management's focus from its principal business. By assuming responsibility for these tasks, we strive to create a "one stop approach" to improve the quality of the non-core operations of our clients and to reduce their operating costs.

     Approximately 97% of our 1998 revenues and 98% of our revenues for the three months ended March 31, 1999 came from sales of Caller ID equipment and related services to BellSouth Telecommunications, Inc., Pacific Bell, Southwestern Bell Telephone Co. and US West Communications Services, Inc. and their customers. Caller ID equipment includes corded and cordless telephones with built-in Caller ID and stand-alone devices.

     We believe that the flexibility of our services allows us to attract clients in many industries. We have provided literature and point-of-sale distribution for a number of years to companies including Home Depot U.S.A., Inc., Siemens Energy & Automation Inc. and National Automotive Parts Association, or NAPA. In 1999, we began to sell and distribute cable modems to customers of Tele-Communications,

Inc., or TCI. In addition, we intend to apply our existing core competencies to help our clients sell their products through the internet.

                                    STRATEGY

     Our strategy is to take advantage of trends towards outsourcing marketing support and distribution services by utilizing our comprehensive services, reputation for quality service and strong client relationships. The key elements of our strategy are to:

     - maximize marketing support and product distribution services to our existing telecommunications clients,

     - grow our telecommunications client base,

     - expand customer distribution channels through e-commerce,

     - build long-term client relationships and

     - continue our investment in technology.
                         ------------------------------

     We were incorporated in Georgia on August 8, 1984, and our initial public offering was conducted on May 6, 1998. In conjunction with that offering, eight affiliated companies were consolidated into Innotrac. Our principal executive offices are located at 6655 Sugarloaf Parkway, Duluth, Georgia 30097. Our telephone number is (678) 584-4000.
                         ------------------------------

     This prospectus contains trademarks and names of persons other than Innotrac, which are the property of their respective owners.

                                  THE OFFERING

Common stock offered:

     by us............................     2,100,000 shares

     by the selling shareholders......     400,000 shares

Common stock to be outstanding after
the offering..........................     11,099,995 shares(1)

Use of proceeds.......................     - repayment of bank borrowings,

                                           - upgrade of computer and network
                                             hardware and

                                           - general corporate purposes,
                                             including working capital needs.

                                           See "Use of Proceeds."

Nasdaq National Market symbol.........     INOC
---------------

(1) Excludes 491,376 shares of common stock issuable upon exercise of stock options outstanding under our Stock Option and Incentive Award Plan as of May 12, 1999. Options for 100,001 shares are currently exercisable.

                             SUMMARY FINANCIAL DATA

     The following table sets forth Innotrac's summary financial data. Except for "Other Data," the following data was derived from our consolidated financial statements and accompanying notes, some of which are included in this prospectus. "Pro forma net income" and "Pro forma net income per share" reflect the results of Innotrac and formerly affiliated companies as if they had been one corporation taxable at the corporate level for all periods presented.

                                                                                                       THREE MONTHS
                                                          YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                            ----------------------------------------------------    ------------------
                                             1994       1995       1996       1997        1998       1998       1999
                                            -------    -------    -------    -------    --------    -------    -------
                                              (IN THOUSANDS EXCEPT SHARE DATA; 1994 AND THREE MONTHS DATA UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues, net.............................  $17,380    $44,886    $71,297    $87,978    $139,673    $22,565    $67,320
Cost of revenues..........................   11,274     30,658     55,519     67,986     108,785     16,412     58,717
                                            -------    -------    -------    -------    --------    -------    -------
Gross profit..............................    6,106     14,228     15,778     19,992      30,888      6,153      8,603
                                            -------    -------    -------    -------    --------    -------    -------
Operating expenses:
  Selling, general and administrative
    expenses..............................    2,289      6,510     10,391     12,572      15,642      3,428      2,440
  Depreciation and amortization...........      214        293        429        631         943        138        379
                                            -------    -------    -------    -------    --------    -------    -------
  Total operating expenses................    2,503      6,803     10,820     13,203      16,585      3,566      2,819
                                            -------    -------    -------    -------    --------    -------    -------
Operating income..........................    3,603      7,425      4,958      6,789      14,303      2,587      5,784
                                            -------    -------    -------    -------    --------    -------    -------
Other (income) expense:
  Interest expense........................      622      1,090      1,457      1,788         956        315        373
  Other...................................       67        (73)        94        118          35          6        (20)
                                            -------    -------    -------    -------    --------    -------    -------
  Total other expense.....................      689      1,017      1,551      1,906         991        321        353
                                            -------    -------    -------    -------    --------    -------    -------
Income before income taxes................    2,914      6,408      3,407      4,883      13,312      2,266      5,431
Income tax (provision) benefit............     (356)      (793)      (212)        77      (3,743)        61     (2,145)
                                            -------    -------    -------    -------    --------    -------    -------
Net income................................  $ 2,558    $ 5,615    $ 3,195    $ 4,960    $  9,569    $ 2,327    $ 3,286
                                            =======    =======    =======    =======    ========    =======    =======
Pro forma net income......................  $ 1,573    $ 3,941    $ 2,095    $ 3,003    $  8,186    $ 1,371    $ 3,286
                                            =======    =======    =======    =======    ========    =======    =======
Pro forma net income per share:
  Basic...................................  $  0.24    $  0.61    $  0.32    $  0.46    $   1.01    $  0.21    $  0.37
  Diluted.................................     0.24       0.61       0.32       0.46        1.00       0.21       0.36
Weighted average common shares
  outstanding:
  Basic...................................    6,500      6,500      6,500      6,500       8,096      6,500      9,000
  Diluted.................................    6,500      6,500      6,500      6,500       8,155      6,500      9,127
OTHER DATA:
Total telecommunications products
  shipped.................................      261        550      1,650      1,758       2,858        800      2,227

                                                                                                       AS OF MARCH 31, 1999
                                                                                                      ----------------------
                                                                                                                       AS
                                                                AS OF DECEMBER 31,                                  ADJUSTED
                                                ---------------------------------------------------                 FOR THIS
                                                   1994        1995      1996      1997      1998     HISTORICAL    OFFERING
                                                -----------   -------   -------   -------   -------   ----------    --------
                                                              (IN THOUSANDS; 1994 AND MARCH 31 DATA UNAUDITED)
BALANCE SHEET DATA:
Working capital...............................    $ 1,237     $  (616)  $(1,042)  $ 1,521   $26,853    $30,380      $64,733
Property and equipment, net...................      5,059       9,099    10,939     7,609     7,463      7,224        7,224
Total assets..................................     13,548      30,414    49,037    32,497    73,992    105,166      107,900
Total debt....................................      5,874       8,642    22,580    13,187    15,811     31,694           75
Shareholders' equity..........................      1,624       3,195     4,540     4,827    34,294     37,580       71,933

                                  RISK FACTORS

     You should carefully consider the following risk factors before investing in our common stock. The risks and uncertainties described below are not the only ones we face. The risks set forth below are in addition to risks that apply to most businesses, which could also seriously harm the business of Innotrac.

     If any of these risks actually occur, our business, financial condition or results of operations could be materially adversely affected. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

WE RELY ON A SMALL NUMBER OF CLIENTS. IF WE LOSE ONE OR MORE OF OUR LARGEST CLIENTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Innotrac focuses on developing long-term relationships with large corporations. In recent years, this focus has been on telecommunications companies. A relatively small number of our clients account for a significant portion of our revenues. Our three largest clients, BellSouth, Pacific Bell, and Southwestern Bell, accounted for an aggregate of approximately 87%, 93%, 95% and 94% of net revenues for 1996, 1997, 1998 and the three months ended March 31, 1999. BellSouth accounted for approximately 82%, 85%, 59% and 35% of net revenues for those same periods. If we lose one or more of our largest clients, then our business, results of operations and financial condition could be materially adversely affected. If one of these clients is lost, we cannot assure you that we will be able to replace that client with others that generate comparable revenues or profits.

WE DO NOT HAVE WRITTEN CONTRACTS WITH SOME OF OUR CLIENTS, INCLUDING SOME OF OUR MAJOR TELECOMMUNICATIONS CLIENTS. EVEN OUR WRITTEN CONTRACTS GENERALLY DO NOT GUARANTEE SPECIFIC VOLUME LEVELS AND CAN USUALLY BE TERMINATED ON LITTLE NOTICE.

     We do not have written agreements with some of our major telecommunications clients. Some of our written agreements with telecommunications companies have expired. These include the contracts with US West and Pacific Bell. We currently provide services to those and other clients pursuant to oral agreements. These agreements can be terminated by either party at any time. If these agreements are terminated, our financial condition and results of operations could be materially adversely affected. We are negotiating new written agreements with US West, Pacific Bell and some of our other clients. We cannot assure you, however, that we will be able to obtain those agreements on favorable terms, or at all.

     We have written agreements with other telecommunications clients, including BellSouth. Those agreements are generally terminable for cause. Some agreements provide for termination without cause on short notice. Our agreement with BellSouth, which does not expire until September 2003, may be terminated by BellSouth for any reason after March 15, 2000 upon 120 days notice. BellSouth commits to a minimum monthly Caller ID sales volume in its agreement with us. However, most of our agreements do not assure specific volume or revenue levels. In addition, our contracts generally do not provide that we will be the client's exclusive service provider.

IF THE MARKET FOR TELECOMMUNICATIONS PRODUCTS OR SERVICES CHANGES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our success depends upon our ability to distribute advanced telecommunications equipment. We cannot assure you that we will be able to continue to distribute state-of-the-art telecommunications equipment. Our business, results of operations and financial condition could be materially adversely affected if:

     - the telecommunications products we distribute, and the related services offered by our clients, do not gain or sustain marketplace acceptance,
     - our telecommunications clients fail to adequately promote these products and services or
     - our telecommunications clients lose market share.

     Currently, we rely heavily upon the distribution of Caller ID equipment to the end user customers of our telecommunications clients for our revenues. We also depend upon these clients to promote Caller ID service. We plan our operations partly based on estimates of "market penetration," which represents the percentage of customers with telephone lines capable of receiving Caller ID service that actually subscribe for the service. Our business, results of operations and financial condition could be materially adversely affected if:

     - actual Caller ID market penetration rates are lower than estimated
     - market saturation is reached or
     - new technologies replace Caller ID.

WE ASSUME RISKS ASSOCIATED WITH BUYING, WAREHOUSING AND RENTING PRODUCTS TO CUSTOMERS, AND OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE MISMANAGE THESE RISKS.

     We purchase Caller ID equipment and other telecommunications products from third party vendors in connection with some of our distribution services. Consequently, we assume the risks of inventory obsolescence, damage to units and theft. Our business, results of operations and financial condition could be materially adversely affected if we cannot manage these risks. Our inventory risk could increase in the future because our e-commerce strategy contemplates our owning products offered by e-commerce clients.

THE NEW TELECOMMUNICATIONS PRODUCTS WE ARE DISTRIBUTING MAY NOT ACHIEVE MARKET SUCCESS AND MAY COMPETE WITH PRODUCTS WE ALREADY DISTRIBUTE FOR OTHER CLIENTS.

     We have begun to or are seeking to distribute orders for other telecommunications products. These include cable modems and digital subscriber line, or DSL, modems. Both products are relatively new technologies that facilitate high-speed data transmission over the internet. We cannot assure you that these products or other new products will achieve widespread acceptance or market penetration. There is also a risk that competing technologies will replace these products. The sale and distribution of these new products are closely related to our established Caller ID equipment distribution services. However, we cannot assure you that we will successfully integrate these new distribution programs with our existing business.

     Some of the products we distribute compete with each other. Many of these technologies and services are offered by our current telecommunications clients. Potential competing services and technologies include telephone company-related wireline technologies like traditional analog modems and integrated services digital network modems. We cannot assure you that we will be able to obtain, or retain, distribution service business from telecommunications companies with competing products and technologies.

IF OUR NEW E-COMMERCE INITIATIVE FAILS, OUR BUSINESS COULD BE NEGATIVELY
IMPACTED.

     We are seeking to expand the range of distribution channels we offer by developing the ability to sell services and products via the internet (electronic, or e-commerce). The success of this new initiative depends upon, among other things, our ability to:

     - recruit, hire and retain qualified personnel to assist in this new service,
     - integrate our new e-commerce service into our existing marketing support services and
     - finance growth of our e-commerce service during its developmental stage.

     Even if we successfully address these risks, we cannot assure you that our new e-commerce initiative will succeed. Our e-commerce services, when fully developed, may not be attractive to existing or new clients. If demand for them does arise, they may not be quickly profitable, if at all. Because e-commerce is a new business for us, we cannot predict the products or clients that may use our e-commerce business or the other services we may offer. If our e-commerce initiative fails, our business, financial condition or results of operations could be materially adversely affected, particularly if significant financing costs are not recouped.

     The decision to implement our e-commerce solutions presents a potential e-commerce client with significant enterprise-wide implications and involves a substantial commitment of its management's attention. Sales cycles for our e-commerce services, therefore, could be longer than for our traditional marketing support business as a result of lengthy client evaluation and approval processes over which we have little or no control. Unpredictable sales cycles in the developmental phase of our e-commerce business could hamper timely evaluation of its success or failure. Unpredictable sales cycles could also contribute to significant fluctuations in our operating results on a quarterly basis.

OUR NEW E-COMMERCE BUSINESS WILL DEPEND ON CONTINUED GROWTH IN THE USE AND COMMERCIAL VIABILITY OF THE INTERNET. IF THE INTERNET FAILS TO CONTINUE TO GROW, OUR E-COMMERCE BUSINESS MAY NOT SUCCEED, AND OUR BUSINESS MAY BE HARMED.

     Commercial use of the internet is relatively new. Internet and e-commerce usage may be inhibited for a number of reasons, including:

     - increased government regulation,
     - insufficient availability, reliability or capacity of telecommunications services,
     - security and authentication concerns,
     - difficulty of access and
     - inconsistent service quality.

     If the internet develops as a commercial medium more slowly than we expect, it will adversely affect our e-commerce business. Alternatively, if internet and e-commerce usage grows too quickly, the internet may not be able to support this growth or its performance and reliability may decline. If internet outages or delays occur frequently in the future, web usage -- including usage of our clients' e-commerce web sites -- could grow more slowly or decline.

IF WE ARE NOT ABLE TO CONTINUE OR MANAGE OUR GROWTH, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our operations have grown significantly in recent years. Our business, results of operations and financial condition could be materially adversely affected if we cannot effectively manage our growth. Our continued success depends upon our ability to:

     - initiate, develop and maintain existing and new client relationships,
     - respond to competitive developments,
     - continue to develop our sales infrastructure,
     - attract, train, motivate and retain management and other personnel and
     - maintain the high quality of our services.

     We expect that our continued rapid growth will significantly strain our management, operations, employees and resources. We cannot assure you that we will be able to:

     - maintain or accelerate our current growth,
     - effectively manage our expanding operations or
     - achieve planned growth on a timely or profitable basis.

IF THE TREND TOWARD OUTSOURCING DOES NOT CONTINUE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     We believe there has recently been a significant increase in businesses outsourcing services not directly related to their principal business activities. Our business, results of operations and financial condition could be materially adversely affected if the outsourcing trend declines or reverses, or if corporations bring previously outsourced functions back in-house. Particularly during general economic downturns, businesses may bring in-house previously outsourced functions in order to avoid or delay layoffs.

IF WE ARE NOT BE ABLE TO RETAIN OR EMPLOY QUALIFIED EMPLOYEES, INCLUDING KEY EXECUTIVES, OUR EMPLOYMENT-RELATED COSTS MAY RISE AND OUR RESULTS OF OPERATIONS COULD SUFFER.

  We may not be able to retain or employ qualified managers.

     We depend in large part on the abilities and continuing efforts of our executive officers and senior management. Our business and prospects could be materially adversely affected if (1) current officers and managers do not continue in their key roles and we cannot attract and retain qualified replacements or (2) we cannot attract and retain additional qualified personnel to sustain growth. We do not have employment agreements with our executive officers. We cannot assure you that we will be able to retain them. We only maintain key man life insurance on Scott D. Dorfman, in the amount of $3.5 million. In order to support growth, we must effectively recruit, develop and retain additional qualified management personnel. We cannot assure you that in the future we will be able to recruit and retain additional qualified managers.

  We may not be able to retain or employ other qualified employees.

     Our success depends largely on our ability to recruit, hire, train and retain qualified employees. If we cannot do so, our business, results of operations or financial condition could be materially adversely affected. Our industry is very labor-intensive and has experienced high personnel turnover. If our employee turnover rate increases significantly, our recruiting and training costs could rise and our operating effectiveness and productivity could decline.

     New clients or new large-scale marketing support programs may require accelerated recruiting, hiring and training. We cannot assure you that we will be able to continue to hire, train and retain sufficient qualified personnel to adequately staff new marketing support programs.

     Some of our operations, particularly our technical support and customer service, require specially trained personnel. In addition, the unemployment rate in the geographic area where our facilities are located is relatively low. Our need for specially trained personnel and low unemployment rates may make it more difficult and costly to hire and retain qualified personnel.

     Currently, we are not a party to any collective bargaining agreements. None of our employees is unionized. Although we consider our relationship with our employees to be good, there have been occasional unionization initiatives at Innotrac, particularly among our call center personnel. If our employees were to join unions, we could incur increased wages, employee benefits and employment-related administrative costs. We could also experience an increased risk of work stoppages. A significant portion of our operating expenses relates to labor costs. Therefore, an increase in wages or employee benefits could materially adversely affect our business, results of operations or financial condition.

IF OUR SYSTEMS OR EQUIPMENT FAIL OR IF OUR FACILITIES ARE DAMAGED, OUR BUSINESS COULD BE INTERRUPTED. LIKEWISE, IF OUR CLIENTS OR SHIPPERS EXPERIENCE INTERRUPTIONS IN THEIR OPERATIONS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Innotrac's operations are dependent upon its ability to protect its distribution facilities, call center, computer and telecommunications equipment and software systems against damage and failures. If our business is interrupted either from accidents or the intentional acts of others, our results of operations or financial condition could be materially adversely affected. Damage or failures could result from fire, power loss, equipment malfunctions, system failures related to the Year 2000 problem, natural disasters and other causes. Because we currently have only one call center and one distribution facility, we cannot rely on backup facilities in the event of widespread damage or failures at these locations. Our property and business interruption insurance may not adequately compensate us for these losses.

     Our clients' businesses may also be harmed from any system or equipment failures we experience. In that event, our relationship with these clients may deteriorate, we may lose these clients, our ability to attract new clients may be negatively affected and we could be exposed to liability. The risks from any system failures we suffer to any e-commerce clients whose web sites we host on our servers may be more acute than those our traditional clients face. Consequently, business interruptions may pose a greater risk to our e-commerce business.

     Interruptions could also result from the intentional acts of others, like "hackers." If our systems are penetrated by computer hackers, or if computer viruses infect our systems, our computers could fail, or proprietary information could be misappropriated. Moreover, as we develop our e-commerce business, web sites we host for clients could be subject to these same risks.

     If our clients suffer similar interruptions in their operations, for any of the reasons discussed above or for others, our business could also be negatively affected. Our telecommunications clients' computer systems, for instance, interface with our own. If they suffer interruptions in their systems, the link to our systems could be severed and sales of telecommunications equipment could be slowed or stopped.

     We also rely on third-party carriers including United Parcel Service of America, Inc. and Federal Express Corporation to ship products from our distribution facility to purchasers. If our shippers experience interruptions -- from labor strikes, for example -- our ability to distribute products could be impaired.

COMPETITION MAY HURT OUR BUSINESS.

     We operate in highly competitive markets and expect this environment to persist and intensify in the future. Because our marketing support services comprise marketing and product consultation, sales channel management, distribution and back-end support, including our call center operations, we have many competitors who offer one or more of these services. Our competitors include:

     - in-house marketing support operations of our current and potential clients,
     - other firms offering specific services, like fulfillment and call center operations, and
     - large marketing support services firms.

     In addition, our new e-commerce business is in a relatively new and highly competitive industry. Our potential competitors could be located anywhere in the world. They range in size and sophistication from the smallest niche companies, and even individuals, to large corporations.

     A number of our competitors have developed or may develop financial and other resources greater than ours. Additional competitors with greater name recognition and resources may enter our markets. Our existing or potential clients' in-house operations are also significant competitors. Our performance and growth could be negatively impacted if:

     - existing clients decide to provide, in-house, services they currently outsource,
     - potential clients retain or increase their in-house capabilities or
     - existing clients consolidate their outsourced services with other companies.

     In addition, competitive pressures from current or future competitors could result in significant price erosion, which could in turn materially adversely affect our business, financial condition and results of operations. For more information about our competition, see "Business -- Competition."

IF WE ARE NOT ABLE TO KEEP PACE WITH CHANGING TECHNOLOGY, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

     Our success depends significantly upon our ability to:

     - enhance existing services,
     - develop applications to focus on our clients' needs and
     - introduce new services and products to respond to technological developments.

     If we fail to maintain our technological capabilities or respond effectively to technological changes, our business, results of operations and financial condition could be materially adversely affected. We cannot assure you that we will select, invest in and develop new and enhanced technology on a timely basis in the future in order to meet our clients' needs and maintain competitiveness. We provide details about our technology in "Business -- Technology."

OUR SOFTWARE CONVERSION MAY NOT BE SUCCESSFUL OR IT MAY BE DELAYED, WHICH COULD NEGATIVELY AFFECT OUR BUSINESS.

     Our business is substantially dependent on our computer and telecommunications equipment and software systems. We are upgrading some of our computer hardware and software and converting some other existing programs to our new software system. If we cannot successfully convert these programs, our business, results of operations and financial condition could be materially adversely affected. We have experienced delays and difficulties in converting our software. We cannot assure you that we can effectively or efficiently convert our programs to the new system.

OUR QUARTERLY RESULTS MAY FLUCTUATE, WHICH MAY CAUSE SIGNIFICANT SWINGS IN THE MARKET PRICE FOR OUR COMMON STOCK.

     Our operating results may fluctuate in the future based on many factors. These factors include, among other things:

     - changes in the telecommunications industry,
     - changes in the marketing support services industry,
     - changes in the timing and level of client-specific marketing programs, including the timing and nature of promotions,
     - unpredictable sales cycles for our e-commerce business,
     - increased competition and
     - changes in customer purchasing patterns for products we distribute.

     Due to these and any unforeseen factors, it is possible that in some future quarter our operating results may be below the expectations of public market analysts and investors. If that variance occurs, our common stock price would likely decline materially. In view of our recent significant growth, we believe that period-to-period comparisons of our financial results are not necessarily meaningful or indicative of future performance.

BECAUSE PROFIT MARGINS HAVE NARROWED, OUR PROFITS MAY FLUCTUATE MORE IN THE FUTURE THAN THEY HAVE IN THE PAST.

     Our gross profit as a percentage of our gross revenues has declined recently from historical levels, primarily because we are now billing our largest telecommunications clients directly for products sold to their customers, or end users, rather than billing their customers directly for the products. Because we do not currently assume the credit risk of these clients' customers, we charge lower unit prices for the products we distribute, resulting in lower gross profit margins on these products. We expect these lower gross profit margins to continue under our direct client billing model. With a narrowed gross profit margin, we must rely on increased gross revenues to maintain or increase our net profit. We also expect that our operating profits in the future will be more sensitive to decreases in revenues and increases in operating costs than in the past. We will have less capacity to absorb increased operating expenses and still maintain profitability. Our gross profit as a percentage of gross revenues for the three months ended March 31, 1999 was 13% compared to 27% for the three months ended March 31, 1998. That percentage was 22%, 23% and 22% for the years ended December 31, 1998, 1997 and 1996.

     Declining per-unit prices for the products we distribute also contribute to narrowing gross margins. As competition and other factors force prices down for Caller ID and other telecommunications equipment, there is a risk that our cost of products sold will not decline at the same rate. For further information about our results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY LOSE REVENUE OR INCUR ADDITIONAL COSTS BECAUSE OF THE YEAR 2000 ISSUE.

  Our efforts to address the Year 2000 issue may not be adequate.

     The efficient operation of our business depends in part on our computer software programs and operating systems. If these programs and systems are not Year 2000 compliant and suffer failures from their inability to recognize dates after December 31, 1999, our business, financial condition or results of operations could be materially adversely affected. These programs and systems are used in:

     - inventory management,
     - sales,
     - financial reporting,
     - pricing,
     - shipping and
     - administrative functions.

     We believe that our information technology, or IT, systems, and other non-IT systems are either Year 2000 compliant or will be compliant by June 30, 1999 after applying vendor-supplied patches or upgrades to these systems. This includes the existing systems and programs that are being replaced as a part of an upgrade of our system architecture. We could experience business interruptions and systems failures that could materially adversely affect our business if (1) any of these remedial efforts fail to eliminate Year 2000 problems in our IT and non-IT systems or (2) we fail to identify all systems that require attention. If unforeseen failures do occur, emergency remediation expenses could also have a material adverse effect on our business, results of operations or financial condition. We anticipate completing testing of our Year 2000 efforts in September 1999. We cannot assure you, however, that our Year 2000 efforts will be completed before December 31, 1999. We also cannot assure you that these efforts, if completed, will successfully remediate all Year 2000 problems.

 Our suppliers, clients, financial institutions and others may not adequately address the Year 2000 issue.

     We also depend on the efficient operation of the computer systems of suppliers, clients, financial institutions and others which interface with our systems. Because third-party systems or software may not be Year 2000 compliant, we may incur unanticipated expenses to remedy any problems caused by failures. These problems could in turn materially adversely affect our business, results of operations and financial condition. We are obtaining documentation from third parties concerning their Year 2000 compliance programs and the possibility of any Year 2000-related interface difficulties that may affect us. To date, no significant concerns have been identified. We are developing contingency plans to address potential Year 2000 failures of these entities. However, Year 2000-related operating problems or expenses may arise in connection with our systems' interface with the computer systems and software of our suppliers, clients, financial institutions and others.

OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION, WHICH MAY LIMIT OUR ACTIVITIES OR INCREASE OUR COSTS.

     In connection with any outbound telemarketing services that we provide, we must comply with federal and state regulations. These include the Federal Communications Commission's rules under the Federal Telephone Consumer Protection Act of 1991 and the Federal Trade Commission's regulations under the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, both of which govern telephone solicitation. If we initiate outbound telemarketing services, these rules and regulations would apply to that portion of our business.

     Furthermore, there may be additional federal and state legislation or changes in regulatory implementation. These changes could include interpretations under the Telecommunications Act of 1996 restricting the ability of telecommunications companies to use consumer proprietary network information, or CPNI. New legislation or regulatory implementation in the future may significantly increase compliance costs or limit our activities, our clients' activities or the activities of companies to which we outsource outbound telemarketing functions. Additionally, we could be responsible for failing to comply with regulations applicable to our clients or companies to which we outsource telemarketing.

     Our new e-commerce business may be subject to many of the same laws and regulations. It is uncertain how these existing laws and regulations will be applied to our e-commerce business, if at all. There is a risk that unfavorable interpretations or applications of these existing laws, or the implementation of new laws and regulations specifically addressing e-commerce, particularly with respect to privacy issues, could impede our e-commerce business.

     If unfavorable federal or state legislation or regulations affecting Caller ID service, e-commerce or other technology or products we sell or distribute are adopted, our business, financial condition and results of operations could be materially adversely affected. See "Business -- Government Regulation" for further information about government regulation of our business.

SCOTT D. DORFMAN WILL CONTINUE TO CONTROL INNOTRAC AFTER THIS OFFERING. HE MAY MAKE DECISIONS WITH WHICH YOU WILL NOT AGREE.

     Because he will own approximately half of the outstanding shares of common stock after this offering, Scott D. Dorfman, who is our Chairman, President and Chief Executive Officer, will likely control the composition of our board of directors. Consequently, he will substantially influence our business, policies and affairs. This voting concentration may have the effect of discouraging, delaying or preventing a change in control of Innotrac, even one that you believe is beneficial to you as a shareholder. Following the offering, Mr. Dorfman will beneficially own approximately 52% of the outstanding common stock or slightly less than 50% if the underwriters' over-allotment option is exercised in full. See "Principal and Selling Shareholders" for information on the ownership of Innotrac's common stock.

WE WILL USE A PORTION OF THE NET PROCEEDS FROM THIS OFFERING FOR GENERAL CORPORATE PURPOSES. WE MAY USE THESE PROCEEDS IN WAYS WITH WHICH YOU DISAGREE.

     We intend to use a portion of the net proceeds of this offering for unspecified general corporate purposes, including working capital needs. Our management will have significant discretion in the use of these funds, and you may disagree with the way these funds are spent. We cannot assure you that proceeds dedicated to general corporate purposes will be invested to yield a significant return, or any return at all.

SOME PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS AND OUR RIGHTS AGREEMENT MAY DISCOURAGE TAKEOVERS THAT YOU BELIEVE ARE IN YOUR INTEREST.

     Innotrac's articles of incorporation and bylaws contain some provisions that may delay, discourage or prevent an attempted acquisition or change in control of Innotrac. The articles and bylaws establish:

     - a board of directors classified into three classes of directors with the directors of each class having staggered, three-year terms,
     - the board's authority to issue series of preferred stock with special powers, preferences and rights,
     - the board's authority to consider constituencies other than the shareholders -- including employees, customers and the community -- in making decisions, including decisions regarding control of Innotrac,
     - removal of directors only for cause and
     - noncumulative voting for directors.

     In addition, we have adopted a rights agreement with Reliance Trust Company as agent for the shareholders. The rights agreement provides that holders of common stock will be entitled to purchase Innotrac preferred stock with special voting, distribution and liquidation rights, or acquire shares of Innotrac common stock, if a third party acquires beneficial ownership of 15% or more of the common stock. In certain circumstances, shareholders are also entitled to purchase the stock of (1) a company issuing shares in exchange for Innotrac shares in a merger or tender offer or
(2) a company acquiring most of Innotrac's assets.

     These provisions of our articles of incorporation and bylaws and the rights agreement could discourage tender offers or other transactions that might otherwise result in you receiving a premium over the market price for your common stock. See "Description of Capital Stock" for more information about our articles of incorporation, bylaws and rights agreement.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE AND MAY CONTINUE TO BE VOLATILE AFTER THE OFFERING, AND THE VALUE OF YOUR INVESTMENT MAY DECLINE.

     The market price of our common stock has been volatile in the past and may continue to be volatile after the offering. This volatility may cause precipitous drops in the price of our common stock on the Nasdaq National Market. These drops may cause your investment in our common stock to lose significant value. The market price is affected by:

     - variations in Innotrac's quarterly operating results,
     - changes in financial estimates by securities analysts,
     - changes in general conditions in the economy or the financial markets,
     - other developments affecting Innotrac, its industry, clients or competitors and
     - the operating and stock price performance of companies that investors deem comparable to Innotrac.

     This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. Therefore, we cannot predict the market price for our common stock after the offering.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

     After the offering is completed, we will have approximately 11.1 million shares of common stock outstanding. Of these shares, approximately 5.0 million shares, including the 2.5 million shares offered by this prospectus, or approximately 5.4 million shares if the underwriters' over-allotment option is exercised in full, will be freely tradable by people who are not affiliates of Innotrac, as defined under the Securities Act of 1933. All of the remaining shares are "restricted securities" as that term is defined by Rule 144 under the Securities Act and will be eligible for sale in compliance with Rule 144. We have agreed, along with the selling shareholders, our executive officers and directors, for a period of 90 days after the date of this prospectus, not to sell or otherwise dispose of any of our shares of common stock without the prior
written consent of Bear, Stearns & Co. Inc. Consequently,           shares of
common stock, or           shares if the over-allotment option is exercised in
full, will become eligible for sale by the selling shareholders, our executive
officers and directors in the public market on September      1999, subject to
the limitations of Rule 144. In addition, we have filed a registration statement on Form S-8 registering for public sale 800,000 shares allocated to our Stock Option and Incentive Award Plan. During the 90-day lock-up period, we may (1) issue shares of common stock upon the exercise of currently outstanding options under this plan and (2) grant options under this plan that do not vest and are not exercisable during the lock-up period.

     Following the offering and the lock-up period, sales of substantial amounts of common stock in the public market, pursuant to Rule 144 or otherwise, or even the potential of sales, could adversely affect the prevailing market price of the common stock. Our ability to raise additional capital through equity issuances could also be impaired. For information about the ability of certain shareholders to sell their shares, see "Shares Eligible for Future Sale."

WE DO NOT PLAN TO PAY DIVIDENDS ON OUR COMMON STOCK.

     We presently intend to retain our earnings to finance our growth and expansion and for general corporate purposes. Consequently, we do not plan to pay any cash dividends to our shareholders in the foreseeable future. In addition, our financing agreements contain limitations on the payment of cash dividends and other distributions of assets.

COMPLETING AND INTEGRATING ACQUISITIONS MAY BE DIFFICULT. WE MAY NOT BE ABLE TO COMPLETE THEM SUCCESSFULLY, AND WE MAY NEED ADDITIONAL FINANCING TO DO SO.

     We have never acquired another company. In the future, however, we may pursue acquisitions of companies whose businesses extend or complement ours. We cannot however assure you that we will be able to successfully acquire suitable target companies on favorable terms or integrate these companies with our existing business, particularly in light of our inexperience with acquisitions. If we complete an acquisition, we cannot assure you that the acquisition will enhance our business, results of operations or financial condition in the future. We could use a portion of our capital resources and proceeds from this public offering for acquisitions. We may require additional debt or equity financing for future acquisitions. Additional financing, however, may not be available on favorable terms, or at all.

                 FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES

     We have made forward-looking statements in this prospectus. These statements are subject to risks and uncertainties, and there can be no guarantees that these statements will prove to be correct. Forward-looking statements include assumptions as to how we may perform in the future. When we use words like "seek," "strive," "believe," "expect," "anticipate," "predict," "potential," "continue," "will," "may," "could," "intend," "plan" and "estimate" or similar expressions, we are making forward-looking statements. For those statements we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this prospectus, could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include:

     - our reliance on a small number of clients,
     - trends in the market for our products and services,
     - risks of buying, warehousing and renting products to our customers,
     - trends in the marketing support service and telecommunications industries,
     - trends in e-commerce,
     - whether we can continue and manage growth,
     - changes in the trend toward outsourcing,
     - increased competition,
     - effects of changes in profit margins,
     - the unknown effects of possible system failures and rapid changes in technology,
     - estimated increases in Caller ID penetration in various parts of the United States,
     - trends in government regulation and
     - payment of dividends.

     We have based these statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled "Risk Factors," beginning on page 5. You should also consider the cautionary statements contained in the reports we have filed with the Securities and Exchange Commission. These factors may cause our actual results to differ materially from any forward-looking statements.

                                USE OF PROCEEDS

     Innotrac is offering for sale 2,100,000 shares of common stock by this prospectus. Our net proceeds from the sale of these shares are estimated to be approximately $34.4 million, assuming an offering price of $17.563 per share, the last reported sale price of our common stock on the Nasdaq National Market on June 2, 1999, and after deducting the underwriting discount and estimated offering expenses. If the underwriters exercise their option to purchase an additional 100,000 shares from us to cover over-allotments, our estimated net proceeds will be approximately $36.0 million.

     We will not receive any proceeds from the sale of 400,000 shares of common stock by the selling shareholders or any proceeds resulting from the underwriters' exercise of their option to purchase an additional 275,000 shares from the selling shareholders to cover over-allotments.

     We expect to use our net proceeds for the following purposes:

     - repayment of borrowings under our line of credit facility with a bank,
     - upgrading our computer and network hardware and
     - general corporate purposes, including working capital.

     Our indebtedness under our line of credit bears interest, at our option, at
(1) our lender's base rate or (2) a rate equal to the London interbank rate, or LIBOR, subject to adjustment in certain circumstances at the lender's option, plus a variable number of basis points, from 100 to 200, determined by our ratio of indebtedness to tangible net worth. As of March 31, 1999, the interest rate on our indebtedness was 5.94%. If we do not prepay it, our indebtedness matures in June 2002.

     We may from time to time consider possible acquisitions of related businesses and the use of net proceeds from this offering to finance those acquisitions. We do not have any present agreements or commitments for, and are not presently engaged in active negotiations with respect to, any particular acquisition prospects.

     Pending application of the net proceeds as described above, we will invest the net proceeds in short-term, interest-bearing investment grade or government securities.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock. We currently intend to retain our earnings to finance the expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination regarding cash dividend payments will be made by our board of directors and depends upon the following factors:

     - earnings,
     - capital requirements,
     - our financial condition,
     - restrictions in financing agreements and
     - other factors deemed relevant by the board of directors.

     Dividend payments are restricted by our revolving credit facility. If we are not in default on our credit facility, we can pay dividends of up to 40% of our net income in any fiscal period.

                          PRICE RANGE OF COMMON STOCK

     Our common stock began trading on the Nasdaq National Market under the symbol "INOC" on May 7, 1998. Prior to that time, there was no trading market for our common stock. The following table sets forth for the periods indicated the high and low sales price of our common stock on the Nasdaq National Market.

                                                               HIGH       LOW
                                                              -------   -------
1998
  Second Quarter (beginning May 7)..........................  $13.250   $ 8.875
  Third Quarter.............................................  $13.500   $ 6.750
  Fourth Quarter............................................  $24.375   $ 5.750
1999
  First Quarter.............................................  $19.000   $10.000
  Second Quarter (through June   )..........................

     The market price for our common stock is volatile and fluctuates in response to a wide variety of factors. See "Risk Factors -- The market price of our common stock has been volatile and may continue to be volatile after the offering, and the value of your investment may decline."

     The approximate number of holders of record of our common stock as of June 2, 1999 was 28. The approximate number of beneficial holders of our common stock as of March 26, 1999 was 1,550.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1999,

     - Innotrac's actual cash and cash equivalents and capitalization and
     - Innotrac's pro forma cash and cash equivalents and capitalization as adjusted to reflect the application of the net proceeds from this offering at an assumed public offering price of $17.563 per share.

     You should read the data set forth below in conjunction with the more detailed information found in "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.

                                                                 MARCH 31, 1999
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                  (IN THOUSANDS
                                                               EXCEPT SHARE DATA;
                                                                   UNAUDITED)
Cash and cash equivalents...................................  $   274     $ 3,008
                                                              =======     =======
Debt:
  Line of credit facility...................................   31,619          --
  Long-term debt(1).........................................       75          75
                                                              -------     -------
          Total debt........................................   31,694          75
                                                              -------     -------
Shareholders' equity:
  Preferred stock, $0.10 par value; 10,000,000 shares
     authorized;
     none issued and outstanding............................       --          --
  Common stock, $0.10 par value; 50,000,000 shares
     authorized;
     8,999,995 shares issued and outstanding actual;
     11,099,995
     shares issued and outstanding, as adjusted (2).........      900       1,110
  Additional paid-in capital(2).............................   24,838      58,981
  Retained earnings.........................................   11,842      11,842
                                                              -------     -------
          Total shareholders' equity........................   37,580      71,933
                                                              -------     -------
                 Total capitalization.......................  $69,274     $72,008
                                                              =======     =======

---------------

(1) Includes current portion of related indebtedness.
(2) Excludes 491,376 shares of common stock reserved for issuance pursuant to stock options granted under our Stock Option and Incentive Award Plan as of May 12, 1999. Options for 100,001 shares are currently exercisable. For a description of the Plan, see Note 10 of notes to consolidated financial statements.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for Innotrac. The selected historical statement of operations data for each of the years ended December 31, 1995, 1996, 1997 and 1998 and the selected historical balance sheet data as of December 31, 1995, 1996, 1997 and 1998 have been derived from Innotrac's consolidated financial statements, some of which are included in this prospectus. These consolidated financial statements and notes have been audited by Arthur Andersen LLP, independent public accountants. The selected historical statement of operations data for the year ended December 31, 1994 and the three months ended March 31, 1998 and 1999 and the selected historical balance sheet data as of December 31, 1994, March 31, 1998 and March 31, 1999 have been derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for those periods. Operating results for interim periods are not necessarily indicative of results for the full fiscal year. You should read the selected historical financial data in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and other financial data included elsewhere in this prospectus.

     "Pro forma net income" and "Pro forma net income per share" reflect the results of Innotrac and formerly affiliated companies as if they had been one corporation taxable at the corporate level for all periods presented.

                                                                                        THREE MONTHS
                                             YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                               ----------------------------------------------------   -----------------
                                  1994        1995      1996      1997       1998      1998      1999
                               -----------   -------   -------   -------   --------   -------   -------
                                (IN THOUSANDS EXCEPT SHARE DATA; 1994 AND THREE MONTHS DATA UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues, net................    $17,380     $44,886   $71,297   $87,978   $139,673   $22,565   $67,320
Cost of revenues.............     11,274      30,658    55,519    67,986    108,785    16,412    58,717
                                 -------     -------   -------   -------   --------   -------   -------
Gross profit.................      6,106      14,228    15,778    19,992     30,888     6,153     8,603
                                 -------     -------   -------   -------   --------   -------   -------
Operating expenses:
  Selling, general and
     administrative
     expenses................      2,289       6,510    10,391    12,572     15,642     3,428     2,440
  Depreciation and
     amortization............        214         293       429       631        943       138       379
                                 -------     -------   -------   -------   --------   -------   -------
  Total operating expenses...      2,503       6,803    10,820    13,203     16,585     3,566     2,819
                                 -------     -------   -------   -------   --------   -------   -------
Operating income.............      3,603       7,425     4,958     6,789     14,303     2,587     5,784
                                 -------     -------   -------   -------   --------   -------   -------
Other (income) expense:
  Interest expense...........        622       1,090     1,457     1,788        956       315       373
  Other......................         67         (73)       94       118         35         6       (20)
                                 -------     -------   -------   -------   --------   -------   -------
  Total other expense........        689       1,017     1,551     1,906        991       321       353
                                 -------     -------   -------   -------   --------   -------   -------
Income before income taxes...      2,914       6,408     3,407     4,883     13,312     2,266     5,431
Income tax (provision)
  benefit....................       (356)       (793)     (212)       77     (3,743)       61    (2,145)
                                 -------     -------   -------   -------   --------   -------   -------
Net income...................    $ 2,558     $ 5,615   $ 3,195   $ 4,960   $  9,569   $ 2,327   $ 3,286
                                 =======     =======   =======   =======   ========   =======   =======
Pro forma net income.........    $ 1,573     $ 3,941   $ 2,095   $ 3,003   $  8,186   $ 1,371   $ 3,286
                                 =======     =======   =======   =======   ========   =======   =======

                                                                                        THREE MONTHS
                                             YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                               ----------------------------------------------------   -----------------
                                  1994        1995      1996      1997       1998      1998      1999
                               -----------   -------   -------   -------   --------   -------   -------
                                (IN THOUSANDS EXCEPT SHARE DATA; 1994 AND THREE MONTHS DATA UNAUDITED)
Pro forma net income per
  share:
  Basic......................    $  0.24     $  0.61   $  0.32   $  0.46   $   1.01   $  0.21   $  0.37
  Diluted....................       0.24        0.61      0.32      0.46       1.00      0.21      0.36
Weighted average common
  shares outstanding:
  Basic......................      6,500       6,500     6,500     6,500      8,096     6,500     9,000
  Diluted....................      6,500       6,500     6,500     6,500      8,155     6,500     9,127
OTHER DATA:
Total telecommunications
  products shipped...........        261         550     1,650     1,758      2,858       800     2,227

                                               AS OF DECEMBER 31,                   AS OF MARCH 31,
                                 -----------------------------------------------   ------------------
                                  1994      1995      1996      1997      1998      1998       1999
                                 -------   -------   -------   -------   -------   -------   --------
                                           (IN THOUSANDS; 1994 AND MARCH 31 DATA UNAUDITED)
BALANCE SHEET DATA:
Working capital................  $ 1,237   $  (616)  $(1,042)  $ 1,521   $26,853   $ 2,174   $ 30,380
Property and equipment, net....    5,059     9,099    10,939     7,609     7,463     7,931      7,224
Total assets...................   13,548    30,414    49,037    32,497    73,992    38,993    105,166
Total debt.....................    5,874     8,642    22,580    13,187    15,811    13,385     31,694
Shareholders' equity...........    1,624     3,195     4,540     4,827    34,294     5,967     37,580

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of Innotrac's results of operations and financial condition should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this prospectus. This discussion may contain certain forward-looking statements that are beyond our control. Actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those discussed under "Risk Factors" beginning on page 5.

OVERVIEW

     Innotrac provides customized, technology-based marketing support and distribution services to large corporations that outsource these functions. Since 1994, we have focused on the telecommunications industry because of its high growth characteristics and increasing marketing needs. We provide marketing support services and distribution of Caller ID units, Caller ID telephones and other telecommunications products to customers of BellSouth, Pacific Bell, Southwestern Bell and US West. Recently, we began providing services to customers of Ameritech Services Inc., Cincinnati Bell Inc. and Bell Atlantic Corporation.

     In 1991, we initiated a fulfillment program to sell or rent Caller ID stand-alone devices to BellSouth customers. Customers paid us for these products by check or credit card. In 1993, we began billing the charges on BellSouth customers' telephone bills in interest-free installments. As part of that program, we acquired Caller ID and other telecommunications equipment from third party manufacturers, thereby assuming collections risk on customer payments. In November 1998, we entered into a new contract with BellSouth pursuant to which we continue to provide Caller ID hardware and other equipment, including corded and cordless telephones with built-in Caller ID, to BellSouth customers. We now bill BellSouth, rather than BellSouth customers, for these products.

     Upon receipt of an order, we ship the product, track inventory levels and sales and marketing data and maintain call center operations to handle customer service and technical support. From time to time, rather than acquiring units and selling or leasing them to BellSouth customers, we distribute, for a fee, Caller ID hardware that BellSouth has purchased from various third-party manufacturers.

     Under our programs with Southwestern Bell and Pacific Bell, like our new contract with BellSouth, we bill the respective telecommunications clients directly for the telecommunications units that are sold to their end users. The clients are then responsible for billing and collecting from their customers. As a result of this change in our payment model, unit prices and our gross margin are lower than historical levels. We generally experience lower bad debt expenses, which are included in selling, general and administrative expenses, because telecommunications clients, rather than their end user customers, pay us for the equipment. These lower expenses substantially offset the decline in gross margin. The change in our payment model has had little effect on our operating margin to date.

     We have experienced significant growth in revenue in recent years. This growth stems primarily from growth in Caller ID market penetration and Innotrac's consultative selling with respect to product-based marketing support services. According to industry sources, market penetration of Caller ID services in the United States as of December 31, 1998 was approximately 29% and is expected to reach approximately 75% by 2007. BellSouth indicates that through the end of first quarter 1999 its Caller ID penetration was 38%. We believe that opportunities exist, for example, in the market areas served by Pacific Bell, where market penetration for Caller ID lags behind the national average because regulatory issues delayed the release of Caller ID. Caller ID equipment sales may eventually level off as the Caller ID market matures. We believe that by distributing other telecommunications products for existing customers, growing our telecommunications company client base and expanding customer distribution channels through e-commerce, we will be able to offset any eventual maturity in our Caller ID business.

     The following table sets forth the percentage of total net revenues derived from services provided to each of the following clients for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999. Percentages may not sum due to rounding.

                                                                                       THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                      -------------------------      ----------------
                                                      1996      1997      1998       1998       1999
                                                      -----     -----     -----      -----      -----
BellSouth...........................................   82%       85%       59%        70%        35%
Southwestern Bell...................................   --        --        11         --         31
Pacific Bell........................................    5         8        25         23         28
US West.............................................    2         2         2          2          4
                                                       --        --        --         --         --
          Total.....................................   90%       95%       97%        95%        98%
                                                       ==        ==        ==         ==         ==

     Net revenues from services rendered to BellSouth for the three months ended March 31, 1998 compared to the three months ended March 31, 1999 increased 48%. The decline in revenues from BellSouth customers as a percentage of total revenues for the three months ended March 31, 1999 results from the diversification of our client base.

     Revenues are recognized on the accrual basis as services are provided to customers or as units are shipped (including installment sales). Revenues are reduced for estimated product returns and allowances, which are based on our historical experience.

     The largest component of our expenses is our cost of revenues, which includes:

     - the product costs of telecommunications equipment,
     - depreciation on Caller ID rental equipment,
     - the costs of labor associated with marketing support services for a particular client,
     - telecommunications services costs,
     - information technology support,
     - materials and freight charges and
     - directly allocable facilities costs.

     Most of these costs are variable in nature.

     A second component of our expenses includes selling, general and administrative, or SG&A, expenses. This expense item is comprised of (1) financial, human resources, administrative and marketing functions that are not allocable to specific client services and (2) bad debt expense.

     Bad debt expense represents a provision for installments and rentals that will be deemed uncollectible based on Innotrac's historical experience, as well as billing adjustments from telecommunications providers. SG&A expenses tend to be fixed in nature, with the exception of bad debt expense, which is related to revenues.

RESULTS OF OPERATIONS

     The following table sets forth summary operating data, expressed as a percentage of revenues, for the years ended December 31, 1996, 1997 and 1998 and the three-month periods ended March 31, 1998 and 1999. Operating results for any period are not necessarily indicative of results for any future period. The rounded percentages below are calculated using the detailed information contained in the consolidated financial statements and accompanying notes included in this prospectus.

                                                                                     THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                                       ------------------------    ----------------
                                                        1996     1997     1998      1998      1999
                                                       ------   ------   ------    ------    ------
Cost of revenues.....................................   77.9%    77.3%    77.9%     72.7%     87.2%
Gross profit.........................................   22.1     22.7     22.1      27.3      12.8
Selling, general and administrative expenses.........   14.6     14.3     11.2      15.2       3.6
Operating income.....................................    7.0      7.7     10.2      11.5       8.6
Interest expense.....................................    2.0      2.0      0.7       1.4       0.5
Income before income taxes...........................    4.8      5.6      9.5      10.0       8.1

  Three Months Ended March 31, 1999 Compared to Three Months Ended March 31,
1998

     Revenues. Innotrac's net revenues increased 198.3% to $67.3 million for the three months ended March 31, 1999 from $22.6 million for the three months ended March 31, 1998. Revenues increased primarily due to (1) a 171.4% increase in Caller ID units distributed to 2.2 million units and (2) an increase in the percentage of units sold to 46.9% of total unit volume versus 33.8% for the three months ended March 31, 1998. This was partially offset by a decrease in average per unit prices of Caller ID units. Our reserve for returns and allowances increased slightly in terms of dollars, but decreased as a percentage of revenues. The reserve was $2.1 million (3.2% of net revenues) for the three months ended March 31, 1999 compared to $2.0 million (8.7% of net revenues) for the three months ended March 31, 1998.

     Cost of Revenues. Innotrac's cost of revenues increased 257.8% to $58.7 million for the three months ended March 31, 1999 compared to $16.4 million for the three months ended March 31, 1998. Cost of revenues increased primarily due to an increase in cost of equipment associated with the increase in units we sold.

     Gross Profit. For the three months ended March 31, 1999, Innotrac's gross profit increased 39.8% to $8.6 million as compared to $6.2 million for the three months ended March 31, 1998. The increase in gross profit was due primarily to the increase in revenue. Gross margins decreased to 12.8% of revenues from 27.3% of revenues. Gross margins declined for several reasons. First, for strategic reasons, we conducted a promotional program that resulted in $11.0 million in revenues and $11.0 million in cost of sales. Innotrac chose to conduct the program in order to strengthen its relationship with a client. In addition, gross margins were impacted by the broadening of our client base and the shift to the direct client billing model. For these clients we were able to charge lower unit prices and, as a result, we experienced lower gross margins. This decline was substantially offset by lower bad debt expenses, which are included in selling, general and administrative expenses.

     Selling, General and Administrative Expenses. SG&A expenses for the three months ended March 31, 1999 decreased 28.8% to $2.4 million, or 3.6% of revenues, compared to $3.4 million, or 15.2% of revenues, for the three months ended March 31, 1998. Our bad debt expense was $417,000 (0.6% of net revenues) for the three months ended March 31, 1999 as compared to $1.7 million (7.6% of net revenues) for the three months ended March 31, 1998. The decrease in bad debt expense was due primarily to the shift to the direct client billing model. The increase in other SG&A expenses was due to increased sales and marketing efforts and increased administrative costs to support our growth.

     Income Taxes. Our effective tax rates for the three months ended March 31, 1999 and 1998 were 39.5% and (2.6)%, respectively. The effective tax rates were lower than statutory rates for the three months ended March 31, 1998 due to the amount of income attributable to the pass-through entities involved in the combination of Innotrac and related pass-through entities (the "Consolidation") at the same time as consummation of our initial public offering in May 1998. For more information concerning the Consolidation, see Note 1 of notes to consolidated financial statements. We expect our effective tax rate in future periods to approximate the level for the three months ended March 31, 1999.

  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Revenues. Innotrac's net revenues increased 58.8% to $139.7 million for the year ended December 31, 1998 from $88.0 million for the year ended December 31, 1997. The increase in revenues during 1998 was primarily due to a 61.3% increase in Caller ID units sold in 1998. During 1998, we distributed 2.9 million units as we increased our percentage of units sold (as opposed to distributed for a fee) to 62.3% of total unit volume. During 1997, we distributed 1.8 million units, or 56.9% of total unit volume. The 1998 increase was partially offset by a decrease in average per unit prices of Caller ID units. Our reserve for returns and allowances increased to $11.1 million (7.9% of net revenues) for the year ended December 31, 1998 from $6.3 million (7.2% of net revenues) for the year ended December 31, 1997.

     Cost of Revenues. Our cost of revenues increased 60.0% to $108.8 million for the year ended December 31, 1998 compared to $68.0 million for the year ended December 31, 1997. This increase was primarily due to an increase in cost of equipment associated with the increase in units we sold as described above. This increase was partially offset by a $1.3 million decrease from 1997 in rental equipment losses to $3.2 million and a $1.6 million write-down on Caller ID equipment in the year ended December 31, 1997. The write-down resulted from obsolescence problems related to the delayed start-up of the Pacific Bell Caller ID program because of California regulatory issues.

     Gross Profit. For the year ended December 31, 1998, our gross profit increased 54.5% to $30.9 million, or 22.1% of revenues, as compared to $20.0 million, or 22.7% of revenues, for the year ended December 31, 1997. The increase in gross profit was primarily due to the increase in revenues. The decrease in gross margin was due primarily to the increasing percentage of business derived from Southwestern Bell and Pacific Bell, clients for which Innotrac does not assume the bad debt risk, as described above. We were therefore able to charge lower unit prices to Southwestern Bell and Pacific Bell. As a result, we experienced lower gross margins. This was substantially offset by lower bad debt expenses. During the fourth quarter of 1998, BellSouth sales were converted to a similar program.

     Selling, General and Administrative Expenses. SG&A expenses for the year ended December 31, 1998 were $15.6 million, or 11.2% of revenues, compared to $12.6 million, or 14.3% of revenues, for the year ended December 31, 1997. Our bad debt expense, most of which was associated with sales of Caller ID and other telecommunications equipment to BellSouth and Pacific Bell customers, was $8.2 million (5.9% of net revenue) for the year ended December 31, 1998 as compared to $7.8 million (8.8% of net revenue) for the year ended December 31, 1997. The decrease in bad debt expense as a percentage of revenue was primarily due to the new direct client billing model in which the client assumes the bad debt risk of its customers in exchange for a lower sales price. Other SG&A expenses increased over the prior year due to increased sales and marketing efforts, increased insurance and benefits expenses and administrative costs to support our growth.

     Interest Expense. Interest expense decreased to $1.0 million for the year ended December 31, 1998 from $1.8 million for the year ended December 31, 1997. The decrease is primarily due to repayment of a note payable from a bank and a subordinated note payable to a shareholder from the proceeds received from our May 1998 initial public offering and lower bank borrowings under our line of credit from the previous year end.

     Income Taxes. Our effective tax rates for the years ended December 31, 1998 and 1997 were 28.1% and (1.6)%, respectively. The change from 1997 to 1998 was primarily the result of a lower level of income attributable to certain pass-through entities prior to the Consolidation.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues. Our net revenues increased 23.4% to $88.0 million for the year ended December 31, 1997 from $71.3 million for the year ended December 31, 1996, primarily due to increased sales of Caller ID units to BellSouth and Pacific Bell customers. The growth was partially offset by a decrease in net revenues during the year ended December 31, 1997 resulting from the conclusion of a distribution program performed in connection with the 1996 Olympic Games and an increase in our reserve for returns and allowances to $6.3 million (7.2% of net revenues) for the year ended December 31, 1997 from $3.5 million (4.9% of net revenues) for the year ended December 31, 1996. In addition, our sales to Pacific Bell customers during 1997 and 1996 were less than expected due to regulatory issues that delayed the rollout of Caller ID services by Pacific Bell and a low level of promotion of Caller ID services by Pacific Bell. See "Business -- Government Regulation."

     Cost of Revenues. Our cost of revenues increased 22.5% to $68.0 million for the year ended December 31, 1997 compared to $55.5 million for the year ended December 31, 1996. This increase was due to increased revenue volume, including a $1.9 million increase from 1996 in rental equipment losses to $4.5 million, and a $1.6 million write-down on Caller ID equipment purchased for the start-up of the Pacific Bell program. That equipment could not be sold above its cost due to Pacific Bell's regulatory delays that resulted in product obsolescence issues. The increase in cost of revenues was also associated with the establishment of our Duluth, Georgia call center.

     Gross Profit. For the year ended December 31, 1997, our gross profit increased 26.6% to $20.0 million, or 22.7% of revenues, as compared to $15.8 million, or 22.1% of revenues, for the year ended December 31, 1996. The increase in gross margin was due to increased sales along with the impact of a price increase for Caller ID units with enhanced features. This was partially offset by the $1.6 million inventory write-down and the costs associated with the Duluth call center, along with the impact of introductory promotional prices on certain Caller ID units, which were lower than regular prices.

     Selling, General and Administrative Expenses. SG&A expenses for the year ended December 31, 1997 were $12.6 million, or 14.3% of revenues, compared to $10.4 million, or 14.6% of revenues, for the year ended December 31, 1996. The decrease in SG&A expenses as a percentage of revenues was due to improved economies of scale. This was slightly offset by an increase in our bad debt expense, most of which was associated with sales of Caller ID and other telecommunications equipment to BellSouth and Pacific Bell customers. Bad debt expense was $7.8 million (8.8% of net revenues) for the year ended December 31, 1997 as compared to $5.8 million (8.1% of net revenues) for the year ended December 31, 1996. The increase in bad debt expense and the allowance for doubtful accounts (inclusive of the reserve for returns and allowances) (22.1% of gross accounts receivable) was primarily due to our higher revenue volume and higher Caller ID market penetration. We believe that increased Caller ID market penetration results in an increase in sales of Caller ID units to consumers having higher credit risks. We believe that higher credit risk customers result in larger write-offs for nonpayment due to increased chargebacks by telecommunications companies to suppliers of nonregulated services when customers do not pay for these services.

     Interest Expense. Interest expense increased to $1.8 million for the year ended December 31, 1997 from $1.5 million for the year ended December 31, 1996. The increase was primarily due to increased borrowings under our line of credit to fund working capital, consisting primarily of accounts receivable and inventory necessary to support increases in revenues. This increase was slightly offset by lower interest on our subordinated debt in 1997 compared to 1996 due to a repayment of this debt by Innotrac in September 1996.

     Income Taxes. Our effective tax rates for the years ended December 31, 1997 and 1996 were (1.6%) and 6.2%, respectively. The change from 1996 to 1997 was primarily the result of a higher level of income attributable to certain pass-through entities prior to the Consolidation.

LIQUIDITY AND CAPITAL RESOURCES

     We fund our operations and capital expenditures primarily through cash flow from operations and borrowings from banks. We had cash and cash equivalents of approximately $274,000, $3.4 million and $554,000 at March 31, 1999, December 31, 1998 and December 31, 1997, respectively. We maintain a $40.0 million revolving line of credit with a bank, maturing in June 2002, which was increased from $35.0 million in April 1999. Borrowings under the line of credit bear interest at our option at the bank's base rate, as adjusted from time to time, or LIBOR, subject to adjustment in certain circumstances at the lender's option, plus up to 200 basis points. At March 31, 1999, our interest rate was 5.94%. In May 1998, we repaid a term loan with a bank that would have matured in July 1999 and bore interest at 8.95% per annum. We also repaid a subordinated note payable to a shareholder, which would have matured in April 1999 and bore interest at a particular bank's prime rate, as adjusted from time to time, plus 8.0% per annum. Both were repaid with proceeds received from our May 1998 initial public offering. At March 31, 1999, $31.6 million was outstanding under our line of credit.

     During the three months ended March 31, 1999, we used $18.1 million in cash flow from operating activities compared to the generation of $2.3 million in the same period in 1998. We used $9.1 million in cash flow from operating activities during the year ended December 31, 1998, compared to the generation of $18.9 million and $88,000 in cash flow from operating activities for the years ended December 31, 1997 and 1996, respectively. The decrease in cash flow from operating activities in the three months ended March 31, 1999 and the year ended December 31, 1998 as compared to the comparable prior periods was due to higher working capital requirements resulting from increases in accounts receivable (principally installment receivables and receivables from Pacific Bell, Southwestern Bell and BellSouth) and inventory due to increased sales volume. The increase in cash flow from operating activities in 1997 was due to lower working capital requirements resulting from decreased accounts receivable due to shorter installment periods and reduced inventory. The shorter installment periods were due to the change in length of installment sales from generally one year to four to six months. The inventory reduction was due to the utilization of inventory purchased in 1996 as part of the build-up for the rollout of the Pacific Bell program, which was delayed for regulatory reasons.

     During the three months ended March 31, 1999, net cash used in investing activities was $880,000 as compared to $1.8 million in the same period of 1998. This decrease was primarily due to a decrease in the number of purchases of Caller ID units for rent plus reductions in the level of expenditures associated with Innotrac's computer and software additions to handle growth in business. During the years ended December 31, 1998, 1997 and 1996, net cash used in investing activities was $5.7 million, $6.9 million and $8.0 million, respectively. The decrease in 1998 was primarily due to a decrease in the number of purchases of Caller ID units for rent. This was partially offset by expenditures associated with our software upgrade, the purchase of new furniture and equipment for our new corporate headquarters and distribution facility and the expansion of our Duluth call center to service new clients. The decrease in 1997 was primarily due to a decrease in the number of purchases of telecommunications equipment for rent.

     During the three months ended March 31, 1999, net cash provided by financing activities was $15.9 million compared to $453,000 used in financing activities in the same period in 1998. This increase was primarily due to increased borrowings on our line of credit. The increased borrowings supported working capital requirements resulting from increases in accounts receivable due to the increased sales volume during the first three months of 1999 as compared to the same period in 1998. During the year ended December 31, 1998, the net cash provided by financing activities was $17.7 million compared to $13.4 million used in financing activities in the same period in 1997. During the year ended December 31, 1996, the net cash provided by financing activities was $9.8 million. During the year ended December 31, 1998, we received $26.7 million in the initial public offering completed on May 11, 1998, net of fees and expenses associated with the initial public offering. We used a portion of the proceeds to repay $4.6 million of long-term debt, $7.5 million in distributions of undistributed earnings to shareholders of affiliated flow-through entities that were consolidated with Innotrac in connection with the initial public offering, and reduced our borrowings under the line of credit by $13.8 million. After the initial public offering, we made periodic borrowings against the line of credit to fund short term working capital needs, resulting in a net increase in borrowings on the line of credit of $7.2 million for the year ended December 31, 1998. The use of cash for financing activities for the year ended December 31, 1997 reflects repayments under the line of credit and term loan.

     We estimate that our cash and financing needs through 1999 will be met by cash flows from operations and our line of credit facility, as well as from the proceeds of this offering if it is consummated. However, any increase in our growth rate, shortfalls in anticipated revenues, increases in anticipated expenses or significant acquisitions could have a material adverse effect on our liquidity and capital resources. These events would require us to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth and contemplated capital expenditures. If these sources of financing are insufficient or unavailable we will be required to modify our growth and operating plans in accordance with the extent of available funding. There can be no assurance that we will be able to raise any capital on acceptable terms or at all.

YEAR 2000 COMPLIANCE

     The efficient operation of our business is dependent in part on our computer software programs and operating systems. These programs and systems are used in inventory management, pricing, sales, shipping and financial reporting, as well as in various administrative functions. Management believes that our information technology, or IT, systems, including the existing systems and programs that will be replaced as a part of an upgrade of our system architecture, and other non-IT systems are either Year 2000 compliant or will be compliant by June 30, 1999 after applying vendor-supplied patches, or upgrades to these systems. The cost of the upgrades is expected to be approximately $120,000, approximately $70,000 of which has been incurred through April 1999. We do not anticipate additional material expenditures for Year 2000 compliance issues.

     Our Year 2000 compliance efforts for both IT and non-IT systems include three major phases: (1) inventory all systems, assess whether there are any Year 2000 issues and develop a compliance plan for all systems; (2) remediate any Year 2000 problems and (3) test systems subsequent to remediation. The chart below shows the estimated completion status of each of these phases expressed as a percentage of completion as of March 31, 1999:

PHASE:                                                    I     II     III
------                                                   ---    ---    ---
IT Systems...........................................     97%   75%    50%
Non-IT Systems.......................................    100%   95%    95%

     We anticipate that the assessment and remediation phases will be complete as of June 30, 1999 and the testing will continue into the third quarter of 1999.

     We are in the process of obtaining documentation from our suppliers, clients, financial institutions and others as to the status of their Year 2000 compliance programs and the possibility of any interface difficulties relating to Year 2000 compliance that may affect us. To date, no significant concerns have been identified; however, there is a risk that Year 2000-related operating problems or expenses will arise with our computer systems and software or in connection with our interface with the computer systems and software of our suppliers, clients, financial institutions and others. Because these third-party systems or software may not be Year 2000 compliant, we are in the process of developing contingency plans to address Year 2000 failures of these entities with which we interface. Our contingency plans are being developed to address issues like: (1) the inability to receive customer order information electronically from our major clients and (2) the inability of one or more of the manufacturers of the Caller ID products we sell to produce products due to that company's Year 2000 failure. If the first scenario were to happen, we would be required to receive and enter this information manually into our order processing system, which could increase our labor costs. If the second scenario were to occur, we would be required to find alternate vendors and potentially incur additional costs to do so. We could be required to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, results of operations and financial condition.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

     We believe our exposure to market risks is immaterial. We hold no market risk sensitive instruments for trading purposes. At present, we do not employ any derivative financial instruments, other financial instruments or derivative commodity instruments to hedge any market risks and we do not currently plan to employ them in the future. To the extent that we have borrowings outstanding under our credit facility, we have market risk relating to the amounts of our borrowings because interest rates under the credit facility are variable. Our exposure is immaterial due to the short-term nature of these borrowings.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by the year 2000. This statement establishes accounting and reporting standards for derivative instruments -- including certain derivative instruments embedded in other contracts -- and for hedging activities. Adoption of this statement is not expected to have a material impact on our financial statements.

     In March 1998, the American Institute of Certified Public Accountants issued a new Statement of Position, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of certain costs of internal-use software. Innotrac adopted this statement in January 1999, and it did not have a material impact on the financial statements.


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

                                    BUSINESS

     Innotrac provides customized, technology-based marketing support and distribution services to large corporations that outsource these functions. We target companies that have (1) a large customer base, (2) numerous and/or geographically diverse subsidiary or affiliate operations, (3) extensive marketing needs or (4) complex point-of-distribution requirements. Our integrated services provide clients a more efficient and comprehensive means of delivering products and information to their end user customers. We enable our clients to manage their sales channels efficiently by utilizing our core competencies, which include:

     - consultative services

        - channel management, marketing and product strategy
        - customized and flexible billing options
        - promotions
        - sales and marketing information and forecasting

     - technology services

        - electronic data interface, or EDI, integration
        - interactive voice response, or IVR
        - database management

     - distribution services

        - product ownership, consignment and warehousing
        - fulfillment
        - purchasing management
        - inventory management

     - end user customer support services

        - inbound call center services and technical support
        - returns and refunds processing

     Since 1994, we have focused on the telecommunications industry because of its high growth characteristics and increasing marketing needs. The majority of our growth during this time period has come from sales and services related to telecommunications products, specifically Caller ID equipment, including corded and cordless telephones with built-in Caller ID and stand-alone devices. Approximately 97% of our 1998 revenues and 98% of our revenues for the three months ended March 31, 1999 came from sales to BellSouth, Pacific Bell, Southwestern Bell and US West and their customers.

     We intend to apply our existing core competencies to help our clients sell their products through the internet. We expect our e-commerce solution to provide our clients with an additional distribution channel for offering their products and services to their end user customers. We believe that our "one stop shop" approach appeals to large corporations that seek to reduce the expense and management of outsourcing to numerous service providers.

     In order to perform marketing support and distribution functions in-house, a company may be required to develop expensive, labor intensive infrastructures, which may divert its resources and management's focus from its principal business. By assuming responsibility for these tasks, we strive to improve the quality of the non-core operations of our clients and to reduce their operating costs.

     We believe that the flexibility of our services allows us to attract clients in many industries. We have provided technical literature and point-of-sale distribution for a number of years to companies in other industries, including Home Depot, Siemens and NAPA. In 1999, we began to sell and distribute cable modems to customers of TCI.

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

STRATEGY

     Our strategy is to take advantage of trends towards outsourcing marketing support and distribution services by utilizing our comprehensive services, reputation for quality service and strong client relationships. We believe that there are meaningful opportunities to grow our business with existing clients and other large corporations increasingly seeking outsourcing solutions. The following are key elements of this strategy.

     - MAXIMIZE MARKETING SUPPORT AND PRODUCT DISTRIBUTION SERVICES TO EXISTING TELECOMMUNICATIONS CLIENTS. We integrate ourselves into our telecommunications clients' distribution channels so that we can help them increase the sales of their products and services. We provide marketing support services and distribution of Caller ID units, Caller ID telephones and other telecommunications equipment for BellSouth, Pacific Bell, Southwestern Bell and US West. According to industry sources, market penetration of Caller ID services in the U.S. as of December 31, 1998 was approximately 29% and is expected to reach approximately 75% by 2007. Management believes that there are significant growth opportunities to provide Caller ID related products as the market penetration of Caller ID increases. We expect other opportunities to arise as consumer demand grows for advanced telecommunications products to support network services, including DSL, e-mail, web-based technology, voice mail and call waiting. We believe that we are well situated to market the next generation of telecommunications products these clients provide to their customers.

     - GROW TELECOMMUNICATIONS CLIENT BASE. We intend to expand our client base in the telecommunications area by utilizing the industry expertise we have developed to date. We believe we are well positioned to build relationships with other clients in this industry, including independent local exchange carriers and cable companies, by capitalizing on our long-standing relationships with several leading clients in the telecommunications industry. In pursuit of this strategy, we have recently begun to provide services to Bell Atlantic, Ameritech, Cincinnati Bell and TCI.

     - EXPAND CUSTOMER DISTRIBUTION CHANNELS THROUGH E-COMMERCE. We believe that our marketing support and distribution services can be applied to telecommunications companies and other businesses seeking to outsource product distribution through e-commerce. When we focused on the telecommunications business, we hired experienced industry personnel to provide consultative support for various accounts. Likewise, in the e-commerce area we have hired the personnel to help our clients sell their products through the internet. We recently launched e-commerce distribution services for one client and are soliciting other e-commerce distribution clients. As we apply our core competencies to the e-commerce channel, we intend to become a "one-stop" distributor for manufacturers and large corporations planning to add the internet as an additional sales channel. Our goal is to offer solutions to product distribution via the internet that will encompass:

     - internet marketing and product strategy consultation,
     - web concept and design,
     - product ownership or consignment and warehousing of products,
     - inventory and sales reporting,
     - end user fulfillment,
     - online order tracking,
     - online secure payment processing,
     - e-mail verification of orders,
     - complete end user customer support,
     - returns and refund processing and
     - technical support.

     - BUILD LONG-TERM CLIENT RELATIONSHIPS. By assessing a client's industry, products, services, processes and culture, we strive to develop solutions that reduce the costs and investment required to deliver that client's marketing support programs. Our services are designed to be an extension of our clients' marketing and distribution efforts. We believe that this consultative partnership, combined with extensive integration between our processes and systems and those of our clients and our complete range of services, cultivates long-term client relationships. We believe that this approach also creates substantial opportunities to expand relationships with existing clients by cross-selling the full range of our services. For example, we have provided services to NAPA since 1994, Home Depot since 1993 and Siemens and BellSouth since 1987 and have, in each case, expanded the scope of services provided to these clients.

     - CONTINUE INVESTMENT IN TECHNOLOGY. Historically, we have maintained a commitment to the use of technology. We intend to continue to upgrade and enhance our computer hardware and software applications. We expect that these investments in our technology will permit us to continue to provide high quality, flexible and powerful services to our clients. This commitment has enabled us to provide value-added services like flexible end user billing for telecommunications products. We are also able to establish automated interfaces between our system and clients' systems. For example, we recently developed a method to allow a client that did not have EDI links to transmit its product order files to us using a customized internet web page to simulate an EDI transmission. For other clients, we establish EDI links to allow them to deliver information to us. Likewise, we transmit billing information for our telecommunication clients' customers' phone bills by EDI. We believe that our use of technology to connect clients to us provides a competitive advantage and results in closer client relationships and reduced labor costs. We also believe that continued technological advances, particularly those utilizing the internet, will provide new opportunities for us to customize our services further. We intend to use part of the proceeds of this offering to continue to upgrade our computer and network hardware.

MARKETING SUPPORT SERVICES

     We design customized, technology-based marketing support solutions for our clients. We act as an extension of our clients in reaching their end user customers. Our full range of services are described below and can be offered to clients who sell products and services through the traditional sales channels or the e-commerce channel.

  CONSULTATIVE SERVICES

     We offer consultative services to our clients regarding their sales, marketing and distribution channels, which include:

     Channel Management, Marketing and Product Strategy. We strive to create strategic relationships with our clients. We assist our clients in managing their sales channels by assigning a client services team to each client to understand the client's operations, customer service processes, culture, requirements and goals. We are often in the field to train our clients' sales staffs and promote product sales. To the extent requested by a client, we will assist in formulating its marketing strategy and address product forecasting, pricing, sourcing and promotional opportunities. We also consult with clients about the products they sell to their customers. In addition, we seek new revenue sources for our clients and address process and product improvements. For clients who seek e-commerce solutions, we can provide internet marketing and product strategy. We believe our value-added channel management and strategy services integrate us into our clients' sales channels and increase our value to our clients.

     Customized and Flexible Billing Options. We believe that one of the key services we offer is convenient payment options for end users to pay for products. For example, we offer our clients product billing solutions, like the billing option program we pioneered for BellSouth in 1993 in which customers could pay for Caller ID equipment and telephones through interest-free installments on their phone bill. We can implement payment alternatives for clients, like billing in installments on credit cards. As part of our e-commerce strategy, we offer universal payment processing software in conjunction with shopping cart software for sales through the e-commerce channel. We design the payment method to fit the needs of our client, its customers and the distribution channel.

     Promotions. We design and manage targeted promotional activities for our clients. We consult with clients to determine which products to promote and how to increase sales through coupons, rebate and other programs. We work with our clients to determine how much rebate or discount will be given to the end user and the manner in which an end user can access a program. Once established, we implement and

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

manage the promotion, providing such services as creative design, verification, database management, results tracking, check printing and disbursement and the program's back-end customer support.

     Sales and Marketing Information and Forecasting. As a supplement to our services, we provide sales reports and inventory analysis, program results and detailed order processing information. We have developed flexible technologies and reporting procedures that convert raw data gathered during the course of a marketing support program into useful, customized reports. These reports provide a basis for our client's responses to customer needs and inquiries. For example, information obtained during a customer telephone call is captured by our database marketing and management systems and is then incorporated into customized reports. We use this information to help our clients prepare and update forecasted sales information. These reports also are used by us and our clients to monitor performance of various marketing programs. On-line functions allow clients to monitor their programs in real-time to obtain comprehensive trend analyses and modify program parameters as necessary. We provide clients with customized reports via computer-to-computer transmission, disk, magnetic tape and the internet. We also provide cost-center based accounting reports for clients who utilize our services for subsidiary and intra-company fulfillment transactions.

  TECHNOLOGY SERVICES

     Our technology helps us provide marketing support services to our clients. We provide the following technology-based services:

     Electronic Data Interface Integration. We use EDI to link our systems to our clients' systems, which permits the automatic exchange of information. Our telecommunications clients generally transmit sales orders for Caller ID equipment and other products to us via EDI. We can also provide sales, billing and individual customer order status updates to our clients through EDI links. The open architecture of our systems facilitates adapting our EDI capabilities to new clients and new marketing programs. We also develop methods to allow clients without EDI capabilities to transmit their order files to us through other methods.

     Interactive Voice Response. In many cases, our call center services are offered through IVR systems. These menu driven systems allow customers to route their calls by selecting from several offerings. Our IVR systems include text to speech capabilities, which allow the IVR systems to "read" specific, real-time data from the client's databases and convert it into speech based on cues from a caller. These systems generally reduce personnel and physical plant expenses associated with a call center while expanding the operating capabilities of the center. Technical support is also integrated into our IVR systems, so that an end user can obtain answers to technical questions, from an automated system rather than a call center representative, regarding the products they purchased.

     Database Management. We can manage client databases independently or in conjunction with other marketing support programs. Independent database management begins with the client providing the information to establish the database or our obtaining the data from information generated through a client's web site. We then customize and manage this data to provide client reports. In addition, our integrated marketing support programs generate information about customers, demographics, recurring technical problems and other useful marketing data. We are then able to create customized databases that evolve with our ongoing marketing support and customer service programs. This data is a source of valuable information as we evaluate ongoing programs and plan and design future programs with our clients.

  DISTRIBUTION SERVICES

     Effective distribution of our clients' products and services is another of our core competencies and has been a key component in our revenue growth. Our capabilities in this area are described below.

     Product Ownership, Consignment and Warehousing. As a part of our comprehensive approach, we often acquire products that our clients offer and warehouse them in our distribution facility. At a client's

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

option, we can also hold its inventory on consignment, in which case we distribute consigned client products to the client's end user customers for a per-unit fee. We believe that our flexibility in product ownership models gives us a competitive advantage in maintaining and building client relationships.

     Fulfillment. We are committed to offering our clients' products and services to their customers on a timely and accurate basis. Our personnel process, pack and ship product orders and requests for promotional, technical and educational literature, signage and point of sale materials for clients. We use several custom-designed semi-automated packaging and labeling lines to pack and ship products. By utilizing this technology, we are able to reduce labor costs and provide more timely shipments to our clients' customers. We streamline and customize the distribution procedures for each client based upon the product request and the tracking, reporting and inventory controls necessary to implement that client's marketing support program.

     Purchasing Management. We place orders for products we distribute with vendors selected by us or our clients. Our purchasing management services include assisting a client in negotiating product pricing with the vendor, as well as forecasting product quantities required for normal business programs or promotions. By managing the timing of purchases, we are better able to control the inventory risk that we incur when we own the products our clients offer, while providing a value-added service to our clients.

     Inventory Management. An integral part of our marketing support services is the on-line monitoring and control of a client's inventory. We provide automated inventory management to assure real-time stock counts of a client's products, literature, signage and other items. These inventory systems enable us to provide management information to maintain consistent and timely reorder levels and supply capabilities and also enable the client to assess quickly stock balances, pricing information, reorder levels and inventory values. We offer this information to the client on a real-time basis through our internet gateway or direct dial-up. Inventory management data is also utilized in our reporting services. We utilize bar coding equipment in our inventory management systems which improves the efficiency of stock management and selection.

  END USER CUSTOMER SUPPORT SERVICES

     Our fourth core competency relates to support services we provide to our clients' customers. We believe this is critical to a comprehensive marketing solution. These customer support services are described below.

     Inbound Call Center Services and Technical Support. Our call center representatives resolve questions regarding shipping, billing and technical support as well as a variety of other questions. From time to time they may sell advanced equipment and extended warranties to customers who call us.

     Inquiries generally relate to a customer's purchase of a product or a customer's need for ongoing assistance. These end users dial a support number printed on the product or in the documentation accompanying the product. To handle the call properly, Innotrac's automated call distributor identifies each inbound call by the toll-free number dialed and immediately routes the call to the IVR system or an Innotrac representative. The IVR system attempts to resolve support issues by guiding the customer through a series of interactive questions. If IVR automatic resolution cannot solve the problem, the call is routed to one of our service representatives who is specially trained in the applicable client's business and products. Our call center representatives can enter customer information into our call-tracking system, listen to a question and quickly access a proprietary network database using a graphical interface to answer a customer's question. A senior representative is available to provide additional assistance for complex or unique customer questions. Customer requests are generally resolved with a single call, whether answered by a trained representative or our automated systems.

     As additional product information becomes available over the course of a marketing program, we promptly integrate this information into our database to ensure that IVR and representatives' answers are based upon the latest product information.

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     Returns and Refunds Processing.  The representatives respond to customer calls about product returns and refunds and obtain information about customer service problems. They facilitate a customer's return of a product by providing a bar-coded label to the customer for return of a product. When the returned item is processed and entered into our system, it automatically triggers a pre-set action for reshipment of a product or refund to the customer.

TECHNOLOGY

     Our use of technology enables us to design and deliver services for each client's marketing support needs. Our information technology group, or IT Group, has developed our database marketing support and management systems, which utilize a UNIX-based open architecture comprised of multiple networked computers and anchored by two Hewlett-Packard HP9000 K460 multiprocessing systems. We are in the process of deploying an Oracle-based enterprise resource planning software system, which features a fourth generation language technology that will allow for quick and efficient changes to programs, systems and reports. This system will standardize our computer services and allow for even greater flexibility and capacity.

     The open architecture of our computer system permits us to seamlessly interact with many different types of client systems. The IT Group uses this platform to design and implement application software for each client's program, allowing clients to review their programs' progress on-line to obtain real-time comprehensive trend analysis, inventory levels and order status and to instantly alter certain program parameters. As the needs of a client evolve, our IT Group works with our client services team to modify the program on an ongoing basis. Information can be exchanged via EDI, internet access and direct-dial applications. We believe that our technology platform provides us with the resources to continue to offer leading edge services to current and new clients and to integrate our systems with theirs. We believe that the integrity of client information is adequately protected by our data security system and our off-site disaster back-up storage facilities.

     Our call center utilizes a sophisticated Rockwell Spectrum Automatic Call Distributor, or ACD, switch to handle call management functions. This ACD system has the capacity to handle 2,400 call center representatives simultaneously, and is currently supporting over 450 representatives simultaneously. Additionally, the ACD system is integrated with software designed to enable management to automatically staff and supervise the call center based on call length and call volume data compiled by the ACD system.

PERSONNEL AND TRAINING

     Our success in recruiting, hiring and training large numbers of skilled employees and obtaining large numbers of hourly employees during peak periods for distribution and call center operations is critical to our ability to provide high quality marketing support services. Call center representatives and fulfillment personnel receive feedback on their performance on a regular basis and, as appropriate, are recognized for superior performance or given additional training. To maintain good employee relations and to minimize employee turnover, we offer competitive pay, hire primarily full-time employees who are eligible to receive a full range of employee benefits, and provide employees with clear, visible career paths.

     As of April 30, 1999, we had 838 employees, of which approximately 98% were full-time and 2% were part-time. Management believes that the demographics surrounding our facilities and our reputation, stability, compensation and benefit plans should allow us to continue to attract and retain qualified employees.

     Currently, we are not a party to any collective bargaining agreements. None of our employees is unionized. Although we consider our relationship with our employees to be good, we have experienced occasional unionization initiatives, particularly among our call center personnel.

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COMPETITION

     In tailoring services to client needs, we compete on the basis of quality, reliability of service, efficiency, technical superiority, speed, flexibility and price. We compete with many companies, some of which have greater resources than us, with respect to various portions of our business. Those companies include fulfillment businesses, call center operations, database management firms, web developers and e-commerce service providers. We believe that our comprehensive and integrated services differentiate us from many of those competitors. We continuously explore new outsourcing service opportunities, typically in circumstances where clients are experiencing inefficiencies in non-core areas of their businesses and management believes we can develop a superior outsourced solution on a cost-effective basis. We primarily compete with the in-house operations of our current and potential clients and also compete with certain companies that provide similar services on an outsourced basis, many of whom have greater resources than Innotrac.

GOVERNMENT REGULATION

     The Caller ID services offered by our telecommunications clients are subject to various federal and state regulations. The legality of Caller ID has been challenged in cases decided under the Electronic Communications Privacy Act, or the ECPA, and several state statutes. In March 1994, a Federal Communications Commission, or FCC, report preempted certain state regulation of interstate calling party number parameter, or CPN, based services, the technology underlying Caller ID. This report requires certain common carriers to transmit CPN and its associated privacy indicator (which allows telephone callers to block the display of their phone numbers on Caller ID display units) on an interstate call to connecting carriers without charge (the "Free Passage" rule). In connection with this report, the Department of Justice issued a memorandum which concluded that the installation or use of interstate Caller ID service is not prohibited by any federal wiretap statute and that, in general, the FCC has authority to preempt state laws that the FCC finds would hinder federal communications policy on Caller ID services. Court decisions since the FCC issued its March 1994 report have consistently held that Caller ID does not violate any state or federal wiretap statute.

     In May 1995, the FCC narrowed its March 1994 preemption of state public utilities blocking regulations by permitting subscribers to choose per-line blocking or per-call blocking on interstate calls, provided that all carriers were required to adopt a uniform method of overriding blocking on any particular call. At the same time, the FCC specifically preempted a California Public Utilities Commission, or CPUC, per-line blocking default policy, which required that all emergency service organizations and subscribers with nonpublished numbers, who failed to communicate their choice between per-call blocking and per-line blocking, be served with a per-line blocking.

     The FCC's revised rules and regulations also require carriers to explain to their subscribers that their telephone numbers may be transmitted to the called party and that there is a privacy mechanism (i.e., the "blocking" feature) available on interstate calls, and explain how the mechanism can be activated. The CPUC, seeking to protect the caller's privacy, has ruled that a carrier can offer Caller ID or transmit CPN to interconnecting carriers only upon CPUC approval of its customer notification and education plan. The CPUC has approved the education plan of Pacific Bell, whose Caller ID market includes California.

     The Telecommunications Act of 1996 introduced restrictions on telecommunications carriers' usage of customer proprietary network information, or CPNI. CPNI includes information that is personal to customers, including where, when and to whom a customer places a call, as well as the types of telecommunications services to which the customer subscribes and the extent these services are used. The FCC interprets the CPNI restrictions to permit telecommunications carriers, including BellSouth, Pacific Bell and US West, to use CPNI without customer approval to market services that are related to the customer's existing service relationship with his or her carrier. Before carriers may use CPNI to market services outside a customer's existing service relationships, the carrier must obtain express customer permission. Because we are dependent upon the efforts of our clients to promote and market their equipment and services, laws and regulations inhibiting those clients' ability to market these equipment

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and services to their existing customers could have a material adverse effect on our business, results of operations and financial condition.

     Telephone sales practices are regulated at both the federal and state level. These regulations primarily relate to outbound teleservices, which we currently outsource to another company. Outbound teleservices are regulated by the rules of the FCC under the Federal Telephone Consumer Protection Act of 1991, the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and various state regulations regarding telephone solicitations. We believe that we are in compliance with these federal statutes and the FCC rules thereunder and the various state regulations and that we would operate in compliance with those rules and regulations if we were to engage in outbound teleservice operations in the future.

     Our new e-commerce business may be subject to many of the same laws and regulations. It is uncertain how some of these existing laws and regulations will be applied to our e-commerce business, if at all. Unfavorable interpretations or applications of these laws in the e-commerce context, particularly with respect to privacy issues, could impede our e-commerce business. New laws and regulations specifically addressing e-commerce could also affect us.

     We work closely with our clients, companies we outsource outbound teleservices to and their respective advisors to ensure that we and our client are in compliance with these regulations. We cannot predict whether the status of the regulation of Caller ID services or e-commerce will change and what effect, if any, this change would have on us or our industry.

INTELLECTUAL PROPERTY

     We have used the service mark "Innotrac" since 1985 and have filed applications for federal registration of this service mark and other marks used by us in our business. The "innotrac.com" domain name has been a registered domain name since 1995. Due to the possible use of identical or phonetically similar service marks by other companies in different businesses, there can be no assurance that the United States Patent and Trademark Office will grant our registration of our service mark "Innotrac" or the other marks we are seeking to register, or that our service marks will not be challenged by other users. Our operations frequently incorporate proprietary and confidential information. In accordance with industry practice, we rely upon a combination of contract provisions and trade secret laws to protect the proprietary technology we use and to deter misappropriation of our proprietary rights and trade secrets.

PROPERTIES

     Our headquarters and distribution facilities are located in 250,000 square feet of leased space in Duluth, Georgia. Our corporate offices occupy 50,000 square feet of this facility and the remaining 200,000 square feet is distribution space. This site also includes approximately 3.5 acres that will be available for Innotrac's expansion requirements. The lease for our Duluth facility commenced in October 1998 and has a term of 10 years with two five year renewal options. The lease provides for an option to purchase the facility at the end of the first five years of the term or at the end of the first 10 years of the term. We have not yet determined whether to exercise this purchase option.

     We provide teleservices through our call center located in Duluth, Georgia. We currently lease the center on a month-to-month basis and are in the process of negotiating a new lease agreement. The call center is currently configured with approximately 460 workstations and has room to expand to approximately 700 workstations. It currently operates from 8:00 a.m. until midnight Monday through Friday and from 9:00 a.m. to 6:00 p.m. on Saturday.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceeding. We are, from time to time, a party to litigation arising in the normal course of our business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:

                                                                                     DIRECTOR
NAME                                 AGE                 POSITION                  TERM EXPIRES
----                                 ---                 --------                  ------------
Scott D. Dorfman(1)(3).............  41     President, Chief Executive Officer,        2001
                                            and Chairman of the Board
David L. Ellin(1)..................  40     Senior Vice President, Chief               2001
                                            Operating Officer, and Director
Larry C. Hanger....................  44     Senior Vice President -- Business          2002
                                            Development and Director
John H. Nichols, III...............  44     Senior Vice President, Chief                 --
                                            Financial Officer and Secretary
Don L. Colter, Jr..................  38     Vice President -- Operations                 --
Stephen J. Walden..................  55     Vice President -- Electronic                 --
                                            Commerce
Will Hendrick......................  42     Vice President -- Telecommunications         --
Bruce V. Benator(1)(2).............  41     Director                                   2002
Martin J. Blank(2)(3)..............  52     Director                                   2000
William H. Scott, III(2)(3)........  51     Director                                   2000

---------------

(1) Member of executive committee
(2) Member of audit committee
(3) Member of compensation committee

     Mr. Dorfman founded Innotrac and has served as President, Chief Executive Officer and Chairman of the Board since its inception in 1984. Prior to founding Innotrac, Mr. Dorfman was employed by Paymaster Checkwriter Company, Inc., an equipment distributor. At Paymaster, Mr. Dorfman gained experience in distribution, tracking and inventory control by developing and managing Paymaster's mail order catalog.

     Mr. Ellin joined us in 1986 and has served as Senior Vice President and Chief Operating Officer since November 1997 and as a director since December 1997. He served as Vice President from 1988 to November 1997. From 1984 to 1986, Mr. Ellin was employed by the Atlanta branch of WHERE Magazine, where he managed the sales and production departments. From 1980 to 1984, Mr. Ellin was employed by Paymaster, where he was responsible for Paymaster's sales and collections.

     Mr. Hanger joined Innotrac in 1994 and has served as Vice
President -- Business Development since November 1997 and as a director since December 1997. He was promoted to Senior Vice President in April 1999. He served as Innotrac's Department Manager of Business Development from 1994 to November 1997, and was responsible for the management of the telecommunication equipment marketing and service business. From 1979 to 1994, Mr. Hanger served as Project Manager -- Third Party Marketing at BellSouth, where he managed the marketing program for BellSouth's network services and was involved in implementing the billing options program for BellSouth with Innotrac.

     Mr. Nichols joined Innotrac in November 1997 as Vice President and Chief Financial Officer. He was appointed Secretary in July 1998 and was promoted to Senior Vice President in April 1999. From 1993 until November 1997 he served as Vice President and Chief Financial Officer for Storehouse, Inc., a furniture retailer. From 1982 until 1993, Mr. Nichols was employed by Contel Corporation and GTE Corporation in various senior financial management positions in both the telephone and cellular telephone business units. Mr. Nichols is a certified public accountant.

     Mr. Colter joined Innotrac in 1995 and has served as Vice
President -- Operations since November 1997. He served as Innotrac's Chief Financial Officer from 1995 to November 1997. Prior to joining Innotrac, from 1993 to 1995, Mr. Colter was the corporate controller of Gay & Taylor/Thomas Howell Group, an international insurance adjusting company. From 1991 to 1993, Mr. Colter was corporate controller of Outdoor West, Inc., an outdoor advertising company. Mr. Colter is a certified public accountant and has over 15 years of experience in the financial and accounting industry.

     Mr. Walden joined Innotrac in January 1999 as Vice President -- Electronic Commerce. From 1998 to 1999, he served as Senior Vice President for Internet Strategy at Premiere Technologies, Inc. responsible for managing a new, internet-based product line integrating telephony services with internet technology. Prior to that, from 1996 to 1998, he was Vice President of Content and Commerce for BellSouth.net, a BellSouth subsidiary. Mr. Walden was President of Walden Associates, a media and technology consulting group, from 1995 to 1996. From 1988 to 1995, he held positions with Prodigy Services Company. Earlier in his career, he was employed with Grey Advertising, Warner Amex Cable Communications, Time Inc.'s Manhattan Cable TV, and Home Box Office.

     Mr. Hendrick joined Innotrac in April 1999 as Vice
President -- Telecommunications. Prior to joining Innotrac, from November 1997 to February 1999 he served as Vice President and General Manager for the former telecommunications division of InteliData Technologies Corp., which designed and distributed consumer telephone products. He also served as Vice
President -- Sales at InteliData and its predecessor from August 1995 to November 1997. He held the position of Senior Director -- Product Management with BellSouth from January 1993 to July 1995, and has also served as Director -- Product Development for that company. Mr. Hendrick has 20 years experience in the telecommunications industry.

     Mr. Benator is the Managing Partner of Williams Benator & Libby, LLP, certified public accountants, and has been a director since December 1997. He has been affiliated with the firm since 1984 and is the firm's Director of Accounting and Auditing Services. From 1979 to 1984, Mr. Benator was employed by Ernst & Young, LLP.

     Mr. Blank has been a director since December 1997 and is a co-founder of Automobile Protection Corporation, or APCO, a publicly held corporation engaged in the marketing of extended vehicle service contracts and warranty programs. Mr. Blank has served as Secretary and Director of APCO since its inception in 1984 and as Chairman of the Board and Chief Operating Officer since 1988. Mr. Blank's experiences prior to co-founding APCO include the practice of law and the representation of and financial management for professional athletes. Mr. Blank is admitted to the bar in the States of Georgia and California.

     Mr. Scott has been a director since December 1997 and has served as President and Chief Operating Officer of ITC Holding Company, Inc., the parent company of ITC Service Company, since 1991. He has been a director of ITC Holding Company since 1989, and served as its Executive Vice President from 1989 to 1991. Mr. Scott is a director of Powertel, Inc., a wireless telecommunications services company operating in the southeastern United States; KNOLOGY Holdings, Inc., a broadband telecommunications services company currently operating in Alabama, Florida, Georgia and South Carolina; ITC DeltaCom, Inc., a full service telecommunications provider to business customers in the southeastern United States; and MindSpring Enterprises, Inc., an internet service provider.

MEETINGS AND COMMITTEES OF THE BOARD

     The board of directors meets on a regular basis to supervise, review, and direct Innotrac's business and affairs. The board of directors has established an executive committee, an audit committee and a compensation committee to which it has assigned certain responsibilities in connection with the governance and management of our affairs. We have no standing nominating committee or other committee performing similar functions.

     Executive Committee. The executive committee, pursuant to authority delegated by the board, from time to time considers certain matters in lieu of convening a meeting of the full board, subject to any restrictions in applicable law related to the delegation of certain powers to a committee of the board. Messrs. Dorfman, Ellin and Benator comprise the members of the executive committee.

     Audit Committee. The audit committee recommends the appointment of independent public accountants, reviews the scope of audits proposed by the independent public accountants, reviews internal audit reports on various aspects of corporate operations and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures. Messrs. Benator, Blank and Scott comprise the members of the audit committee.

     Compensation Committee. The compensation committee is responsible for the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of Innotrac's stock option and senior executive compensation plans, the review of compensation of directors and consultation with management and the board on senior executive continuity and organizational matters. Messrs. Dorfman, Blank and Scott comprise the members of the compensation committee.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by Innotrac for services rendered during the fiscal years ended December 31, 1998 and 1997, to or for Innotrac's chief executive officer and each of its four other most highly compensated executive officers (the "Named Executive Officers"). The total amount of perquisites, personal benefits and other annual compensation paid to the Named Executive Officers do not in any case exceed the lesser of $50,000 or ten percent of an officer's total salary and bonus. None of the executive officers has an employment agreement with Innotrac.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                      ANNUAL COMPENSATION    SECURITIES
                                             FISCAL   -------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION(S)                YEAR     SALARY     BONUS      OPTIONS(#)    COMPENSATION
------------------------------               ------   --------   --------   ------------   ------------
Scott D. Dorfman,..........................   1998    $356,855   $250,000          --        $26,218(1)
  President, Chairman of the Board and        1997     226,179     25,000          --          9,526
  Chief Executive Officer
David L. Ellin.............................   1998     145,000     87,000          --         10,241(2)
  Senior Vice President and Chief Operating   1997     137,692     70,000     155,000             --
  Officer
Larry C. Hanger............................   1998     100,000    100,000          --            500(2)
  Senior Vice President                       1997      89,343     35,000      25,000             --
John H. Nichols, III.......................   1998     125,000     75,000          --          1,502(2)
  Senior Vice President, Chief Financial      1997      10,576      4,807      20,000             --
  Officer and Secretary(3)
Don L. Colter..............................   1998      92,606     46,300          --          3,457(2)
  Vice President                              1997      78,832     40,000      25,000             --

---------------

(1) Includes (a) Innotrac's matching contribution to deferred compensation plan in the approximate amount of $24,232 and (b) the full dollar amount of premiums, $1,986, paid by Innotrac with respect to split-dollar life insurance on the life of Mr. Dorfman.
(2) Represents Innotrac's matching contribution to deferred compensation plan.
(3) Mr. Nichols's employment by Innotrac commenced November 1997.

     Innotrac did not grant any options to its Named Executive Officers during fiscal 1998, nor were any company-granted options exercised by any Named Executive Officers. The following table sets forth the year-end value of unexercised options held by the Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                                                       NO. OF SECURITIES
                                                          UNDERLYING               VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                        FISCAL YEAR END            AT FISCAL YEAR END(1)
                                                  ---------------------------   ---------------------------
                                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                  -----------   -------------   -----------   -------------
Scott D. Dorfman,...............................        --              --             --             --
  President, Chairman of the Board
  and Chief Executive Officer
David L. Ellin..................................    55,000         100,000(2)    $456,325       $902,500
  Senior Vice President and Chief
  Operating Officer
Larry C. Hanger.................................        --          25,000(2)          --        225,625
  Senior Vice President
John H. Nichols, III............................        --          20,000(2)          --        180,500
  Senior Vice President, Chief
  Financial Officer and Secretary
Don L. Colter...................................        --          25,000(2)          --        225,625
  Vice President

---------------

(1) As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options is calculated based on the closing sale price of Innotrac's common stock on the Nasdaq National Market as of the last business day of its fiscal year, December 31, 1998, which was $18.125 per share.
(2) The option becomes exercisable with respect to 50% of the underlying shares on November 24, 1999; with respect to an additional 25% of the underlying shares on November 24, 2000; and with respect to the remaining 25% of the underlying shares on November 24, 2001.

DIRECTORS' COMPENSATION

     We pay our outside directors an annual fee of $10,000, and additional fees of $250 and $100, respectively, for each board meeting and committee meeting attended. We also reimburse all directors for their travel and other expenses incurred in connection with attending board or committee meetings.

     We intend to grant additional options for 5,000 shares annually to each of our outside directors, on the day we hold our annual meeting of shareholders. The exercise price will be the closing price of our common stock reported on the Nasdaq National Market on the date of grant. One-third of the options will be immediately exercisable, the next third will vest on the first anniversary of the date of grant, and the last third, on the second anniversary. On May 11, 1999, we granted options for 5,000 shares -- 1,667 of which are presently exercisable -- to each of Messrs. Benator, Blank and Scott under this plan. These options are exercisable at $17.688 per share.

     In addition, on May 6, 1998 we granted each of Messrs. Benator, Blank and Scott presently exercisable options to purchase 10,000 shares of common stock at an exercise price of $12.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Dorfman, Blank and Scott comprised the members of the compensation committee during fiscal 1998. While Mr. Dorfman is our President and Chief Executive Officer, neither Mr. Blank nor Mr. Scott is a current officer or former officer of Innotrac. We have entered into some transactions with Mr. Dorfman as described in "Related Party Transactions."

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information concerning the beneficial ownership of common stock, which is the only class of voting stock of Innotrac, at May 12, 1999, by:

     - each person known to Innotrac to beneficially own more than 5% of the common stock,
     - each director and Named Executive Officer,
     - all of Innotrac's directors and executive officers as a group and
     - the selling shareholders.

     Unless otherwise indicated below, the persons named below had sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them:

                                                                      PERCENTAGE BENEFICIALLY OWNED
                                     NUMBER OF SHARES             --------------------------------------
BENEFICIAL OWNER                   BENEFICIALLY OWNED(1)          PRIOR TO OFFERING    AFTER OFFERING(2)
----------------                   ---------------------          -----------------    -----------------
Scott D. Dorfman.................        6,074,162(3)(4)                67.5%                52.0%(5)
SAFECO Corporation...............          917,600(6)                   10.2                  8.3
SAFECO Asset Management
  Company........................          808,100(7)                    9.0                  7.3
SAFECO Common Stock Trust........          676,000(8)                    7.5                  6.1
ITC Service Company..............          383,333                       4.3                  2.6(9)
David L. Ellin...................           87,500(10)                   1.0                    *
John H. Nichols, III.............            2,000                         *                    *
Don L. Colter....................            1,000                         *                    *
Bruce V. Benator.................           11,667(11)                     *                    *
Martin J. Blank..................           13,667(11)                     *                    *
William H. Scott, III............          398,000(11)(12)               4.4                  2.7(13)
All directors and executive
  officers as a group (10
  persons).......................        6,587,996                      72.5%                55.3%(14)

---------------

  *  Denotes less than 1%

 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that the person or group has the right to acquire within 60 days or with respect to which the person has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons, shares which the person or group has the right to acquire within 60 days after such date are deemed to be outstanding for purposes of computing the percentage for the person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group. As of May 1, 1999, there were 8,999,995 shares of common stock outstanding.
 (2) Assumes no exercise of the over-allotment options Innotrac and the selling shareholders have granted to the underwriters.
 (3) Mr. Dorfman's address is 6655 Sugarloaf Parkway, Duluth, Georgia 30097.
 (4) Includes an aggregate of 148,033 shares owned by Mr. Dorfman's wife individually, as custodian for the benefit of his children and through trusts for the benefit of Mr. Dorfman's children.
 (5) If the over-allotment option is exercised in full, Mr. Dorfman will own 49.8% of the outstanding shares of common stock.
 (6) The address of SAFECO Corporation ("SAFECO") is SAFECO Plaza, Seattle, Washington 98185. According to a joint Schedule 13G filed February 11, 1999, SAFECO is the parent holding company of SAFECO Asset Management Company ("SAFECO AMC") and disclaims beneficial ownership of the reported shares, which include the shares reported by SAFECO AMC and SAFECO Common Stock Trust ("SAFECO CST"). The reported shares are beneficially owned by
     (a) registered investment companies for which SAFECO AMC serves as investment adviser and (b) employee benefit plans for which SAFECO serves as plan sponsor.
 (7) The address of SAFECO AMC is 601 Union Street, Suite 2500, Seattle, Washington 98101. SAFECO AMC is an investment adviser and disclaims beneficial ownership of the reported shares, which are beneficially owned by registered investment companies for which SAFECO AMC serves as investment adviser, and include the shares reported by SAFECO CST.
 (8) The address of SAFECO CST is 10865 Willows Road NE, Redmond, Washington 98052. SAFECO CST is an investment company for which SAFECO AMC serves as investment adviser.
 (9) If the over-allotment option is exercised in full, ITC Service Company will own 1.9% of the outstanding shares of common stock.
(10) Includes 55,000 shares subject to presently exercisable stock options.
(11) Includes 11,667 shares subject to presently exercisable stock options.
(12) Includes 383,333 shares owned of record by ITC Service Company, with respect to which Mr. Scott is an officer and director. Mr. Scott disclaims beneficial ownership of these shares.

(13) If the over-allotment option is exercised in full, Mr. Scott may be deemed to beneficially own 2.0% of the outstanding shares of common stock.
(14) If the over-allotment option is exercised in full, the directors and executive officers as a group may be deemed to beneficially own 52.4% of the outstanding shares of common stock.

     Scott D. Dorfman is the founder, Chairman of the Board, President and Chief Executive Officer of Innotrac. He is one of the selling shareholders in this offering. Mr. Dorfman is offering 300,000 of his shares of common stock and has granted the underwriters an option to purchase 200,000 shares at the public offering price to cover any over-allotments. Mr. Dorfman will beneficially own 5,774,162 shares of Innotrac's common stock after the offering or 5,574,162 shares if the over-allotment option is exercised in full.

     ITC Service Company, or ITC, is the other selling shareholder in this offering. Mr. Scott, one of our directors, is also a director and officer of ITC. ITC is offering 100,000 shares of common stock and has granted the underwriters an option to purchase 75,000 shares at the public offering price to cover over-allotments. ITC will beneficially own 283,333 shares after the offering, or 208,333 shares if the over-allotment option is exercised in full.

     Both Mr. Dorfman and ITC have engaged in some transactions with us. See "Related Party Transactions" for a description of these matters. We will not receive any of the proceeds of any sales of the shares by the selling shareholders. We will bear substantially all expenses of the offering.

                           RELATED PARTY TRANSACTIONS

FORMATION AND CONSOLIDATION RELATED MATTERS

     Scott D. Dorfman, our President, Chairman of the Board and Chief Executive Officer and one of the selling shareholders in this offering, guaranteed our obligations under our previous credit facility with a bank, which consisted of a $25 million revolving line of credit and a $2 million term loan. He also guaranteed a subordinated note in the principal amount of $3.5 million which bore interest at the prime rate plus 8.0% per annum payable to ITC, the other selling shareholder in this offering. The bank guarantee terminated upon the completion of our initial public offering in May 1998 and the subordinated note was repaid with a portion of the proceeds from the initial public offering.

     In connection with the Consolidation, Mr. Dorfman, together with his children, and ITC received distributions of $7.1 million and $400,000, respectively, from certain pass-through entities that were parties to the Consolidation. The distributions represented a portion of these entities' accumulated earnings. In addition, each of the entities reimbursed Mr. Dorfman and ITC for estimated tax payments with respect to their earnings for 1997 and 1998. Mr. Scott, an Innotrac director, is an officer and director of ITC. He is also an officer, director and principal shareholder of ITC Holding Company, the parent company of ITC.

     As a result of the Consolidation, and as consideration for their respective interests in the affiliated entities that were parties to the Consolidation, immediately after the Consolidation shares of Innotrac common stock were owned as follows: Mr. Dorfman -- 6,116,667 shares (including 148,037 shares owned individually by his wife, as custodian for the children and through trusts for the benefit of his children and taking into account some subsequent dispositions) and ITC -- 383,333 shares.

     In February 1998, we redeemed for approximately $390,000 from Arnold Dorfman, the father of Scott D. Dorfman, all of his shares in one of the entities that was a party to the Consolidation. In December 1998, we redeemed for approximately $590,000 from Arnold Dorfman all of his shares in a second affiliated entity that was a party to the Consolidation.

     We lease a single engine aircraft from a company wholly-owned by Scott D. Dorfman pursuant to a three-year lease that provides for annual rent of $72,000. We are responsible for maintenance, insurance, taxes, fuel and other expenses associated with the aircraft.

     During 1997, we paid $145,914 in fees to Williams Benator & Libby, LLP, certified public accountants, for accounting and consulting services. In 1998, we paid them $94,000 in fees. Bruce V. Benator, one of our directors, is Managing Partner of Williams Benator & Libby, LLP.

POLICY RESPECTING RELATED PARTY TRANSACTIONS

     On December 11, 1997, the board of directors adopted a policy that any transactions between Innotrac and any of its officers, directors, or principal shareholders or affiliates must be on terms no less favorable than those that could be obtained from unaffiliated parties in comparable situations and must be approved by the audit committee of the board of directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 11,099,995 shares of common stock outstanding. Of these shares, 5,000,000 shares, including the 2,500,000 sold in this offering (2,875,000 shares if the underwriters' over-allotment option is exercised in full), will be freely tradable without restrictions or further registration under the Securities Act, unless held by "affiliates" of Innotrac as that term is defined in Rule 144 under the Securities Act. Any shares sold to affiliates may not be sold without registration under the Securities Act, or an applicable exemption such as Rule 144.

     The outstanding shares of common stock that will not be freely tradeable after this offering (estimated to be 6,099,995 shares, or 5,824,995 shares if the underwriters' over-allotment option is fully exercised) were issued and sold by Innotrac in private transactions in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and are restricted securities under Rule 144. These shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including the exemption pursuant to Rule 144.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned any of our restricted shares for at least one year would be entitled to sell in broker's transactions or to market makers within any three-month period a number of shares that does not exceed (1) the greater of one percent of the then outstanding shares of our common stock (estimated to be about 111,000 shares after completion of this offering) or (2) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning Innotrac.

     A person (or persons whose shares are aggregated) who is not an affiliate of Innotrac at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sale provisions, or notice requirements. The above is a summary of Rule 144 and is not intended to be a complete description thereof.

     We have agreed that we will not, for a period of 90 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., issue, sell, offer or agree to sell, grant any option to purchase, or otherwise dispose of any shares of our common stock or any securities convertible, exchangeable or exercisable for such shares, except that, during the 90-day lock-up period, we may (1) issue common stock pursuant to the exercise of currently outstanding stock options under our Stock Option and Incentive Award Plan and (2) grant options under this plan that do not vest and are not exercisable during the lock-up period. The selling shareholders, our executive officers and directors have agreed that they will not, for a period of 90 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., issue, sell, offer or agree to sell, grant any option to purchase, or otherwise dispose of any shares of our common stock or any securities convertible, exchangeable or exercisable for such shares. Upon completion of this 90-day period, the shares owned by the selling shareholders, our executive officers and directors will become eligible for immediate public resale, subject to the limitations of Rule 144.

     We have filed a registration statement on Form S-8 under the Securities Act to register a total of 800,000 shares of common stock issuable under the Innotrac Corporation Stock Option and Award Incentive Plan. Shares issued upon the exercise of stock options or other rights thereunder will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates of Innotrac. We have granted options for 491,376 shares of common stock outstanding, 100,001 of which are currently exercisable.

     No prediction can be made as to the effect, if any, that sales of common stock by existing shareholders in reliance upon Rule 144 or otherwise will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price. These sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate.

                          DESCRIPTION OF CAPITAL STOCK

     Innotrac's authorized capital stock consists of 50,000,000 shares of common stock, $0.10 par value per share, and 10,000,000 shares of preferred stock, $0.10 par value per share, having the rights and privileges as the board of directors may from time to time determine. Immediately prior to this offering, 8,999,995 shares of common stock and no shares of preferred stock were issued and outstanding.

     The following summary of our capital stock does not purport to be complete. It is qualified in its entirety by reference to Innotrac's amended and restated articles of incorporation, its amended and restated bylaws and the rights agreement between Innotrac and Reliance Trust Company as rights agent, filed as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Georgia Business Corporation Code.

COMMON STOCK

     Holders of common stock are entitled to one vote per share on any issue submitted to a vote of the shareholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock voting in an election of directors can elect all of the directors then standing for election, if they choose to do so. All shares of common stock are entitled to share equally in any dividends Innotrac's board of directors may, in its discretion, declare out of sources legally available therefor. See "Dividend Policy." If Innotrac dissolves, liquidates or winds up, holders of common stock are entitled to receive on a ratable basis all of our assets available for distribution, in cash or in kind, after payment or provision for payment of all of our debts and liabilities and any preferential amount due to holders of preferred stock. Holders of common shares do not have preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund. All currently outstanding common stock shares are, and the shares offered hereby (when sold in the manner contemplated by this prospectus) will be, fully paid and nonassessable.

PREFERRED STOCK

     Our articles of incorporation authorize the board of directors, from time to time, to issue shares of preferred stock in one or more series. They may establish the number of shares to be included in any such series, and may fix the designations, powers, preferences and rights (including voting rights) of the shares of each such series and any qualifications, limitations, or restrictions on preferred shares. No shareholder authorization is required for the issuance of these shares of preferred stock unless imposed by then applicable law. Shares of preferred stock may be issued for any general corporate purposes, including acquisitions. The board of directors may issue one or more series of preferred stock with rights more favorable with regard to voting, dividends and liquidation than the rights of holders of common stock. Issuance of a series of preferred stock also could be used for the purpose of preventing a hostile takeover of Innotrac, even if the takeover is considered to be desirable by the holders of the common stock. Issuance of a series of preferred stock could otherwise adversely affect the voting power of the holders of common stock, and could serve to perpetuate the board of directors' control of Innotrac under certain circumstances. Other than the issuance of the series of preferred stock previously authorized by the board of directors in connection with the shareholder rights plan described below, Innotrac has no current plans that would result in the issuance of any shares of preferred stock.

CERTAIN ANTI-TAKEOVER PROVISIONS OF INNOTRAC'S ARTICLES OF INCORPORATION AND BYLAWS

     Staggered Board of Directors; Removal; Filling Vacancies. The articles of incorporation provide that the board of directors will consist of between five and eleven directors. The board currently consists of six directors, three of whom are not Innotrac employees. The board of directors is divided into three classes of directors serving staggered three-year terms. The classification of directors makes it more difficult for shareholders to change the composition of the board of directors. Innotrac believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of Innotrac's management and policies. The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of Innotrac's stock or attempting to obtain control of Innotrac, even though such an attempt might be beneficial to Innotrac and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of common stock at a higher price than might otherwise be the case. The shareholders will be entitled to vote on the election or removal of directors, with each share entitled to one vote.

     The bylaws generally provide that, unless the board of directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. A director may be removed only with cause by the vote of the holders of a majority of the shares entitled to vote for the election of directors at a meeting of the shareholders called for the purpose of removing such director. A vacancy resulting from an increase in the number of directors may be filled by action of the board of directors.

     Shareholder Rights Plan. On December 11, 1997, our board of directors declared a dividend of one preferred share purchase right for each share of Innotrac common stock. Each share purchase right entitles the registered holder to purchase from Innotrac one one-hundredth (1/100) of a share of Innotrac Series A Participating Cumulative Preferred Stock, par value $0.10 per share, at a price of $60.00 per one one-hundredth of a Series A preferred share. The exercise price and the number of Series A preferred shares issuable upon exercise are subject to adjustments from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding common stock or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock.

     In the event that Innotrac is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a share purchase right, other than share purchase rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the share purchase right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a share purchase right, other than share purchase rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise, without payment of the exercise price, that number of shares of Innotrac common stock having a market value of the exercise price of the share purchase right.

     Series A preferred shares purchasable upon exercise of the share purchase rights will not be redeemable. Each Series A preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event Innotrac liquidates, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Series A preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

     Prior to the date the share purchase rights are exercisable, the share purchase rights may not be detached or transferred separately from the common stock. The share purchase rights will expire on January 1, 2008, unless that expiration date is extended or unless the share purchase rights are earlier redeemed or exchanged by Innotrac, in each case, as described below. At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding common stock, Innotrac's board of directors may redeem the share purchase rights in whole, but not in part, at a price of $0.001 per share purchase right. Immediately upon any redemption of the share purchase rights, the right to exercise the share purchase rights will terminate and the only right of the holders of share purchase rights will be to receive the redemption price. A more detailed description and terms of the share purchase rights are set forth in a rights agreement between Innotrac and Reliance Trust Company as rights agent. This rights agreement could have the effect of discouraging tender offers or other transactions that might otherwise result in Innotrac shareholders receiving a premium over the market price for their common stock.

     Ability to Consider Other Constituencies. The articles of incorporation permit the board of directors, in determining what is believed to be in the best interest of Innotrac, to consider the interests of its employees, customers, suppliers and creditors, the communities in which offices or other establishments of Innotrac are located and all other factors the directors may consider pertinent, in addition to considering the effects of any actions on Innotrac and its shareholders. Pursuant to this provision, the board of directors may consider numerous judgmental or subjective factors affecting a proposal, including certain non-financial matters. On the basis of these considerations, the board may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

INDEMNIFICATION AND LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

     Our bylaws provide for indemnification of directors as permitted by Georgia law. The articles of incorporation, to the extent permitted by Georgia law, eliminate or limit the personal liability of directors to Innotrac and its shareholders for monetary damages for certain breaches of fiduciary duty and the duty of care. Such indemnification may be available for liabilities arising in connection with this offering. To the extent that limitation of liability or indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling Innotrac under the foregoing provisions, Innotrac has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Our bylaws also allow us to indemnify our officers, employees, agents and other persons to the fullest extent permitted by Georgia law. Our bylaws obligate us, under certain circumstances, to advance expenses to our directors and officers in defending an action, suit or proceeding for which indemnification may be sought. We have entered into indemnification agreements with our directors and executive officers.

     Our bylaws also provide that we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents against any liability asserted against that person or incurred by that person in these capacities, where we would have the power to indemnify that person against these liabilities under Georgia law. We can also indemnify someone serving in one of these capacities for us who is or was serving as a director, officer, trustee, general partner, employee or agent of one of our subsidiaries or, at our request, of any other organization, against these liabilities. We maintain insurance on behalf of all of our directors and executive officers.

OTHER MATTERS

     Innotrac's common stock has traded on the Nasdaq National Market under the symbol "INOC" since May 7, 1998.

     The transfer agent and registrar for Innotrac's common stock is Reliance Trust Company, Atlanta, Georgia.

                                  UNDERWRITING

     Innotrac, the selling shareholders and the underwriters for the offering named below, for whom Bear, Stearns & Co. Inc., The Robinson-Humphrey Company, LLC and J.C. Bradford & Co. are acting as representatives, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Bear, Stearns & Co. Inc.....................................
The Robinson-Humphrey Company, LLC..........................
J.C. Bradford & Co..........................................
                                                                 ---------
          Total.............................................     2,500,000
                                                                 =========

     If the underwriters sell more than the total number set forth in the table above, they have an option to buy up to an additional (1) 275,000 shares from the selling shareholders and (2) 100,000 shares from Innotrac to cover such sales. They may exercise that option, in whole or in part, at any time within 30 days after the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will purchase the shares in approximately the same proportion as set forth in the table above.

     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Innotrac and the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares from the selling shareholders and Innotrac.

                                                                             PAID BY THE SELLING
                                                PAID BY INNOTRAC                SHAREHOLDERS
                                           ---------------------------   ---------------------------
                                           NO EXERCISE   FULL EXERCISE   NO EXERCISE   FULL EXERCISE
                                           -----------   -------------   -----------   -------------
Per share................................     $              $              $              $
          Total..........................     $              $              $              $

     Shares the underwriters sell to the public will initially be offered at the public offering price on the cover of this prospectus. Any shares the underwriters sell to securities dealers may be sold at a discount of up to $ per share from the public offering price. Any securities dealers the underwriters sell to may resell those shares to certain other brokers or dealers at a
discount of up to $          per share from the public offering price.

     The selling shareholders, our executive officers and directors have agreed, for a period of 90 days after the date of this prospectus, not to issue, sell, offer or agree to sell, grant any option to purchase, or otherwise dispose of any shares of Innotrac common stock or any securities convertible, exchangeable or exercisable for such shares without the prior written consent of Bear, Stearns & Co. Inc. Innotrac has entered into a similar agreement, except that, during the 90-day lock-up period, we may (1) issue common stock pursuant to the exercise of currently outstanding stock options under our Stock Option and Incentive Award Plan and (2) grant options under this plan that do not vest and are not exercisable during the lock-up period.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the underwriters selling a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made to prevent or retard a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters' representatives have repurchased shares sold by or for the account of the penalized underwriter in stabilizing or short covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriters may discontinue them at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     In connection with this offering, certain underwriters and selling group members (if any) who are qualified market-makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market. Any market-making activities will be conducted in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, and will occur on the business day prior to the pricing of the offering before the commencement of offers or sales of the common stock. Passive market-makers must comply with applicable volume and price limitations and must be identified as passive market-makers. In general, a passive market-maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market-makers' bid however, the passive market-maker must lower its bid when certain purchase limits are exceeded.

     Innotrac estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately.

     Innotrac and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments which the underwriters are required to make as a result of such liabilities.

                                 LEGAL MATTERS

     Some legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for Innotrac by Kilpatrick Stockton LLP, Atlanta, Georgia. Some legal matters in connection with this offering will be passed upon for the underwriters by Troutman Sanders LLP, Atlanta, Georgia.

                                    EXPERTS

     Innotrac's financial statements and schedules at December 31, 1996, 1997 and 1998, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon such reports and upon the authority of said firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     This prospectus is part of a registration statement on Form S-1 Innotrac has filed with the SEC covering the shares of common stock Innotrac and the selling shareholders are offering.

     We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also obtain reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC from the SEC's internet site. The address of that site is http://www.sec.gov.

                       INDEX TO THE FINANCIAL STATEMENTS
                            OF INNOTRAC CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (Unaudited)............................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997 and 1998 and the Three Months
  Ended March 31, 1998 and 1999 (Unaudited).................   F-4
Consolidated Statements of Partners', Members' and
  Shareholders' Equity for the Years Ended December 31,
  1996, 1997 and 1998.......................................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997 and 1998 and the Three Months
  Ended March 31, 1998 and 1999 (Unaudited).................   F-6
Notes to Consolidated Financial Statements..................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Innotrac Corporation:

     We have audited the accompanying consolidated balance sheet of INNOTRAC CORPORATION (a Georgia corporation) as of December 31, 1998 and the combined balance sheet of INNOTRAC CORPORATION, IELC, INC. (a Georgia corporation), RENTEL #1, INC. (a Georgia corporation), SELLTEL #1, INC. (a Georgia corporation), HOMETEL SYSTEMS, INC. (a Georgia corporation), HOMETEL PROVIDERS, INC. (a Georgia corporation), RENTEL #2, LLC (a Georgia limited liability company), SELLTEL #2, LLC (a Georgia limited liability company) and HOMETEL PROVIDERS PARTNERS, L.P. (a Georgia limited partnership) (collectively referred to as the "Companies") as of December 31, 1997 and the related combined statements of operations, partners', members' and shareholders' equity and cash flows for the years ended December 31, 1996, 1997 and 1998. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Innotrac Corporation as of December 31, 1998 and the financial position of Innotrac Corporation, IELC, Inc., RenTel #1, Inc., SellTel #1, Inc., HomeTel Systems, Inc., HomeTel Providers, Inc., RenTel #2, LLC, SellTel #2, LLC and HomeTel Providers Partners, L.P. as of December 31, 1997 and the results of their operations and their cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia
January 31, 1999

                              INNOTRAC CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------    MARCH 31,
                                                               1997        1998         1999
                                                              -------   ----------   -----------
                                                                                     (UNAUDITED)
                                                                        (IN THOUSANDS)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................  $   554    $ 3,379       $    274
  Accounts receivable, net (Note 3).........................   20,081     44,354         73,013
  Inventories...............................................    2,936     14,381         19,834
  Deferred tax assets (Note 6)..............................      386      2,866          2,845
  Prepaid expenses and other current assets.................      373      1,436          1,871
                                                              -------    -------       --------
          Total current assets..............................   24,330     66,416         97,837
                                                              -------    -------       --------
Property and equipment:
  Rental equipment..........................................   10,433      6,891          6,289
  Computer, machinery and transportation equipment..........    1,558      1,390          1,614
  Furniture, fixtures and leasehold improvements............      720      4,949          5,547
                                                              -------    -------       --------
                                                               12,711     13,230         13,450
  Less accumulated depreciation and amortization............    5,102      5,767          6,226
                                                              -------    -------       --------
                                                                7,609      7,463          7,224
                                                              -------    -------       --------
Other assets, net...........................................      558        113            105
                                                              -------    -------       --------
          Total assets......................................  $32,497    $73,992       $105,166
                                                              =======    =======       ========

                 LIABILITIES AND PARTNERS', MEMBERS', AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 4)................  $   738    $    68       $     68
  Line of credit (Note 4)...................................    8,545     15,736         31,619
  Accounts payable..........................................    4,766      9,387         23,265
  Distributions payable (Note 2)............................    1,007         70             70
  Accrued expenses..........................................    7,435     12,336         10,813
  Other.....................................................      318      1,966          1,622
                                                              -------    -------       --------
          Total current liabilities.........................   22,809     39,563         67,457
                                                              -------    -------       --------
Noncurrent liabilities:
  Subordinated debt (Note 4)................................    3,500         --             --
  Long-term debt (Note 4)...................................      404          7              7
  Deferred tax liabilities (Note 6).........................       40        106             88
  Other.....................................................       --         22             34
                                                              -------    -------       --------
          Total noncurrent liabilities......................    3,944        135            129
                                                              -------    -------       --------
          Total liabilities.................................   26,753     39,698         67,586
                                                              -------    -------       --------
Commitments and contingencies (Note 5)......................
Redeemable capital stock (Note 7)...........................      917         --             --
                                                              -------    -------       --------
Partners', members' and shareholders' equity (Note 8):
  Partners' capital.........................................    1,759         --             --
  Members' deficit..........................................     (490)        --             --
  Common stock..............................................        5        900            900
  Additional paid-in capital................................       14     24,838         24,838
  Retained earnings.........................................    3,539      8,556         11,842
                                                              -------    -------       --------
          Total partners', members' and shareholders'
            equity..........................................    4,827     34,294         37,580
                                                              -------    -------       --------
          Total liabilities and partners', members' and
            shareholders' equity............................  $32,497    $73,992       $105,166
                                                              =======    =======       ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                              INNOTRAC CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                  ----------------------------   -----------------
                                                   1996      1997       1998      1998      1999
                                                  -------   -------   --------   -------   -------
                                                                                    (UNAUDITED)
                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues, net...................................  $71,297   $87,978   $139,673   $22,565   $67,320
Cost of revenues................................   55,519    67,986    108,785    16,412    58,717
                                                  -------   -------   --------   -------   -------
          Gross profit..........................   15,778    19,992     30,888     6,153     8,603
                                                  -------   -------   --------   -------   -------
Operating expenses:
  Selling, general and administrative
     expenses...................................   10,391    12,572     15,642     3,428     2,440
  Depreciation and amortization.................      429       631        943       138       379
                                                  -------   -------   --------   -------   -------
          Total operating expenses..............   10,820    13,203     16,585     3,566     2,819
                                                  -------   -------   --------   -------   -------
Operating income................................    4,958     6,789     14,303     2,587     5,784
                                                  -------   -------   --------   -------   -------
Other (income) expense:
  Interest expense..............................    1,457     1,788        956       315       373
  Other.........................................       94       118         35         6       (20)
                                                  -------   -------   --------   -------   -------
          Total other expense...................    1,551     1,906        991       321       353
                                                  -------   -------   --------   -------   -------
Income before income taxes......................    3,407     4,883     13,312     2,266     5,431
Income tax (provision) benefit..................     (212)       77     (3,743)       61    (2,145)
                                                  -------   -------   --------   -------   -------
          Net income............................  $ 3,195   $ 4,960   $  9,569   $ 2,327   $ 3,286
                                                  =======   =======   ========   =======   =======
Unaudited pro forma data:
  Pro forma net income..........................  $ 2,095   $ 3,003   $  8,186   $ 1,371   $ 3,286
                                                  =======   =======   ========   =======   =======
  Pro forma net income per share -- basic.......  $  0.32   $  0.46   $   1.01   $  0.21   $  0.37
                                                  =======   =======   ========   =======   =======
  Pro forma net income per share -- diluted.....  $  0.32   $  0.46   $   1.00   $  0.21   $  0.36
                                                  =======   =======   ========   =======   =======
Weighted average common shares outstanding
  Basic.........................................    6,500     6,500      8,096     6,500     9,000
  Diluted.......................................    6,500     6,500      8,155     6,500     9,127

 The accompanying notes are an integral part of these consolidated statements.

                              INNOTRAC CORPORATION

                 CONSOLIDATED STATEMENTS OF PARTNERS', MEMBERS'
                            AND SHAREHOLDERS' EQUITY

                                           PARTNERS'   MEMBERS'   COMMON   PAID-IN   RETAINED
                                            CAPITAL    DEFICIT    STOCK    CAPITAL   EARNINGS    TOTAL
                                           ---------   --------   ------   -------   --------   -------
                                                                  (IN THOUSANDS)
BALANCE, DECEMBER 31, 1995...............   $ 1,108     $  --      $  5    $    14   $ 2,068    $ 3,195
Member contributions.....................        --         2        --         --        --          2
Net income...............................     1,323       (39)       --         --     1,911      3,195
Distributions to shareholders, members
  and partners...........................      (529)     (235)       --         --      (977)    (1,741)
Accreted dividends on redeemable capital
  stock..................................        --        --        --         --      (111)      (111)
                                            -------     -----      ----    -------   -------    -------
BALANCE, DECEMBER 31, 1996...............     1,902      (272)        5         14     2,891      4,540
Net income (loss)........................     3,541      (233)       --         --     1,652      4,960
Distributions to shareholders, members
  and partners...........................    (3,684)       15        --         --      (917)    (4,586)
Accreted dividends on redeemable capital
  stock..................................        --        --        --         --       (87)       (87)
                                            -------     -----      ----    -------   -------    -------
BALANCE, DECEMBER 31, 1997...............     1,759      (490)        5         14     3,539      4,827
Distributions to shareholders, members
  and partners...........................    (4,836)     (209)       --         --    (4,747)    (9,792)
Merger of companies......................      (461)      288       645     (1,667)    1,195         --
Record deferred taxes associated with
  merger.................................        --        --        --         --     3,016      3,016
Proceeds from sale of common stock,
  net....................................        --        --       250     26,491        --     26,741
Net income (loss)........................     3,538       411        --         --     5,620      9,569
Accreted dividends on redeemable capital
  stock..................................        --        --        --         --       (67)       (67)
                                            -------     -----      ----    -------   -------    -------
BALANCE, DECEMBER 31, 1998...............   $    --     $  --      $900    $24,838   $ 8,556    $34,294
                                            =======     =====      ====    =======   =======    =======

   The accompanying notes are an integral part of these combined statements.

                              INNOTRAC CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                -----------------------------   ------------------
                                                 1996       1997       1998      1998       1999
                                                -------   --------   --------   -------   --------
                                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
Cash flows from operating activities:
  Net income..................................  $ 3,195   $  4,960   $  9,569   $ 2,327   $  3,286
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization............      429        631        943       138        379
     Depreciation -- rental equipment.........    3,005      3,711      2,900       829        536
     Loss on disposal of rental equipment.....    2,538      4,479      2,158       542        220
     Subordinated debt accretion..............      164         --         --        --         --
     Deferred income taxes....................     (107)      (537)       602        33          3
     Decrease (increase) in accounts
       receivable.............................   (6,753)     5,379    (24,273)   (5,966)   (28,659)
     Decrease (increase) in inventories.......   (7,683)     7,085    (11,445)     (378)    (5,453)
     Decrease in prepaid expenses and other
       assets.................................     (327)      (485)      (734)      128       (443)
     (Decrease) increase in accounts
       payable................................    3,611     (8,960)     4,621     4,362     13,878
     (Decrease) increase in accrued
       expenses...............................    2,016      2,619      6,571       284     (1,855)
     Other....................................     (468)      (369)    (1,670)       --         --
                                                -------   --------   --------   -------   --------
          Net cash provided by (used in)
            operating activities..............       88     18,882     (9,088)    2,299    (18,108)
                                                -------   --------   --------   -------   --------
Cash flows from investing activities:
  Accrued equipment purchases.................     (272)    (1,595)        --        --         --
  Purchases of property and equipment.........   (7,700)    (5,342)    (5,739)   (1,807)      (880)
                                                -------   --------   --------   -------   --------
          Net cash used in investing
            activities........................   (7,972)    (6,937)    (5,739)   (1,807)      (880)
                                                -------   --------   --------   -------   --------
Cash flows from financing activities:
  Net (repayments) borrowings under lines of
     credit...................................   13,169     (8,685)     7,191       370     15,883
  Proceeds from long-term debt................    2,096         --         --        --         --
  Repayment of long-term debt.................     (328)      (702)    (1,067)     (172)        --
  Repayment of subordinated debt..............   (1,000)        --     (3,500)       --         --
  Loan commitment fees........................     (200)      (125)        --        --         --
  Proceeds from members' contributions........        2         --         --        --         --
  Proceeds from initial public offering,
     net......................................       --         --     26,741        --         --
  Redemption of redeemable capital stock......       --         --       (984)     (388)        --
  Distributions to shareholders, members and
     partners.................................   (3,890)    (3,884)   (10,729)     (263)        --
                                                -------   --------   --------   -------   --------
          Net cash (used in) provided by
            financing activities..............    9,849    (13,396)    17,652      (453)    15,883
                                                -------   --------   --------   -------   --------
Net increase (decrease) in cash and cash
  equivalents.................................    1,965     (1,451)     2,825        39     (3,105)
Cash and cash equivalents, beginning of
  period......................................       40      2,005        554       554      3,379
                                                -------   --------   --------   -------   --------
Cash and cash equivalents, end of period......  $ 2,005   $    554   $  3,379   $   593   $    274
                                                =======   ========   ========   =======   ========
Supplemental cash flow disclosures:
  Cash paid for interest......................  $ 1,207   $  1,788   $  1,006   $   366   $    325
                                                =======   ========   ========   =======   ========
  Cash paid for income taxes, net of refunds
     received.................................  $   892   $     86   $  1,493   $   380   $  2,486
                                                =======   ========   ========   =======   ========
Non cash transactions:
  Accreted dividends on redeemable capital
     stock....................................  $   111   $     87   $     67   $    17   $     --
                                                =======   ========   ========   =======   ========

   The accompanying notes are an integral part of these combined statements.

                              INNOTRAC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     Innotrac Corporation ("Innotrac" or the "Company") is a full service provider of customized technology based marketing support services. The majority of the Company's operation is directly related to the sale and distribution of caller identification display devices (Caller ID units). Prior to May 6, 1998, Innotrac operated as eight separate affiliates: Innotrac, IELC, Inc., RenTel #1, Inc. ("RenTel"), SellTel #1, Inc. ("SellTel"), HomeTel Systems, Inc., HomeTel Providers, Inc., RenTel #2, LLC, SellTel #2, LLC and HomeTel Providers Partners, L.P. ("Providers L.P.") (collectively referred to herein as the "Companies"). The Companies were all owned 100% by one shareholder or his immediate family except for RenTel, SellTel, and Providers L.P. (which each had a 10% minority interest owned by one party). The minority interests of RenTel and SellTel were owned by a related party of the shareholder.

     On May 6, 1998, Innotrac consolidated these eight entities (the "Consolidation"), effective simultaneously with, and as a condition to, the Company's initial public offering (the "Offering") of 2.5 million shares, at an initial public offering price of $12.00 per share (See Footnote 8).

     For accounting purposes, Providers L.P. was deemed to be the acquiring entity and its balance sheet carried over at historical cost. Since the other entities that were parties to the Consolidation were wholly-owned by either the majority shareholder of Providers L.P. or his direct relatives, those entities were considered to be under common control, and the balance sheets of such entities also carried over at historical cost.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination and Consolidation

     Prior to the Consolidation, the accompanying combined financial statements include the accounts of the Companies and were prepared on the accrual basis of accounting. Significant intercompany accounts and transactions have been eliminated in the combination. Combined financial statements were presented since the Companies have similar ownership and interrelated activities. The financial information included herein may not necessarily reflect the financial position, results of operations, or cash flows of the Companies in the future or what the financial position, results of operations, or cash flows of the Companies would have been if they were combined as a separate, stand-alone company during the periods presented.

     Subsequent to the Consolidation, the accompanying financial statements include the consolidated accounts of Innotrac. Significant intercompany accounts and transactions have been eliminated in the consolidation.

  Quarterly Information

     The accompanying condensed financial statements have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures herein are adequate to make the information presented not misleading.

     In the opinion of management, the accompanying condensed financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's financial position as of March 31, 1999 and the results of operations and cash flows for the three months ended March 31, 1998 and 1999. The results of operations for the three months ended March 31, 1998 and 1999 are not necessarily indicative of the operating results for the full years.

                              INNOTRAC CORPORATION

  Pro Forma Net Income and Net Income per Share

     In conjunction with the Consolidation, HomeTel Providers, Inc., Providers LP, RenTel #1, RenTel #2, and SellTel #2 lost their non C corporation status for tax purposes. Accordingly, the pro forma income taxes reflect income taxes at statutory rates applied to pro forma earnings. In addition, the pro forma earnings per share reflect the Consolidation as if it had occurred at the beginning of each period presented.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Sources of Supplies

     In accordance with their agreements with certain telecommunications companies, the Companies primarily use three providers for the supply of telecommunications equipment. However, if these vendors were unable to meet the Companies' needs, management believes that other sources for this equipment exist on commensurate terms and that operating results would not be adversely affected.

  Concentration of Revenues

     Revenues earned under the Companies' agreement with a major telecommunications company to sell and rent certain telecommunications equipment to the customers of this company accounted for approximately 82%, 85% and 59% of total revenues for the years ended December 31, 1996, 1997 and 1998, respectively. If this agreement were terminated, it could have a material adverse affect on the future operating results and liquidity of the Companies (Note 5).

  Cash and Cash Equivalents

     The Companies consider all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories, consisting primarily of telecommunications equipment, are stated at the lower of cost or market, with cost determined by the first-in, first-out method.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is determined using straight-line methods over the following estimated useful lives:

Rental equipment............................................  3-4 years
Computers...................................................    3 years
Machinery and transportation equipment......................  5-7 years
Furniture and fixtures......................................    7 years

     Leasehold improvements are amortized using the straight-line method over the shorter of the service lives of the improvements or the remaining term of the lease.

                              INNOTRAC CORPORATION

     Rental equipment is written off at its net book value when it is no longer generating revenues or is not returned by the customer. Provisions are made for estimated equipment losses that have not yet been reported. Equipment rental losses were approximately $2,538,000, $4,479,000 and $2,158,000 for the years ended December 31, 1996, 1997 and 1998 respectively, and are included in "Cost of revenues" in the accompanying statements of operations.

  Long-Lived Assets

     The Companies periodically review the values assigned to long-lived assets such as property and equipment to determine if any impairments are other than temporary. Management believes that the long-lived assets on the accompanying balance sheets are appropriately valued.

  Stock-based Compensation Plans

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS 123"). SFAS 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS 123.

  Income Taxes

     Innotrac, as a C corporation, utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     Prior to the Consolidation, the shareholders of certain affiliated companies had elected to have the Companies treated as S corporations. The Internal Revenue Code of 1986, as amended (the "Code") and certain applicable state statutes provide that the income and expenses of an S corporation are not taxable separately to the corporation but rather accrue directly to the shareholders. In addition, other entities were limited liability companies which are not subject to federal and state income taxes. Accordingly, no provisions for federal and certain state income taxes related to these entities have been made in the accompanying financial statements.

     Prior to the Consolidation, it was the policy of management to pay and accrue distributions primarily for income taxes that are required to be paid by the shareholders, members and partners due to the flow through of income of these entities. During the years ended December 31, 1996, 1997 and 1998, distributions of approximately $1,741,000, $4,586,000 and $2,292,000, respectively, were recorded, of which approximately $1,007,000 and $70,000 were accrued and unpaid as of December 31, 1997 and 1998, respectively. Additionally, in conjunction with the Consolidation (Note 1), the Company distributed $7,500,000 of the undistributed earnings of approximately $9,000,000 to the owners of certain pass-thru entities.

  Revenue Recognition

     Revenues are recognized on the accrual basis as services are provided to customers or as units are shipped or rentals are provided. Revenues are reduced for an estimate of product returns and allowances (Note 3).

                              INNOTRAC CORPORATION

  Fair Value of Financial Instruments

     The carrying values of the Company's financial instruments approximate their fair values.

  Advertising Costs

     The Company expenses all advertising costs as incurred.

  Recent Accounting Pronouncements

     In 1998, the Company was subject to the provisions of Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information". These statements had no impact on the Company's financial statements as it has no comprehensive income elements other than distributions to owners and returns on equity and its financial statements reflect how the "key operating decisions maker" views the business. The Company will continue to review these statements over time to determine if any additional disclosures are necessary based on evolving circumstances.

3. ACCOUNTS RECEIVABLE

     The Companies' accounts receivable include amounts that are billed in installments over a five to seven month period. Accounts receivable were composed of the following at December 31, 1997 and 1998:

                                                               1997      1998
                                                              -------   -------
                                                               (IN THOUSANDS)
Billed receivables..........................................  $15,812   $32,081
Unbilled installment receivables............................    9,976    17,208
                                                              -------   -------
          Total receivables.................................   25,788    49,289
Less allowances.............................................   (5,707)   (4,935)
                                                              -------   -------
                                                              $20,081   $44,354
                                                              =======   =======

     Management believes that the allowances for doubtful accounts and returns reduce the gross accounts receivable to net amounts that will be collected.

                              INNOTRAC CORPORATION

4. FINANCING OBLIGATIONS

     Financing obligations as of December 31, 1997 and 1998 consisted of the following:

                                                               1997      1998
                                                              -------   -------
                                                               (IN THOUSANDS)
Borrowings under revolving credit agreement (up to
  $25,000,000); the revolving advances owing by any one
  borrower cannot exceed an amount equal to the sum of 80%
  of the eligible accounts receivable plus 70% of the
  eligible installment receivables); interest payable
  monthly at rates equal to the prime rate (8.5% and 7.75%
  at December 31, 1997 and 1998, respectively), or at the
  Company's option, LIBOR plus a margin (6.75% at December
  31, 1998), expires on November 15, 1999, secured by all
  assets of the Company.....................................  $ 8,545   $15,736
Subordinated note payable to the limited partner of
  Providers, L.P., due April 1999; interest payable monthly
  at a variable rate of prime plus 8% (16.5% as of December
  31, 1997) and a fixed rate of 14% as of December 31, 1996;
  secured by accounts receivable, inventories, rental
  equipment and the personal guarantee of the sole
  shareholder of the general partner of Providers, L.P.;
  subordinated to the line of credit; note was paid in full
  in May 1998...............................................    3,500        --
Note payable, due in monthly installments of principal of
  $55,556, plus interest at 8.95%, through July 1999;
  secured by accounts receivable, inventories, equipment and the personal guarantee of Innotrac's sole shareholder;
  note was paid in full in May 1998.........................    1,056        --
Other.......................................................       86        75
                                                              -------   -------
                                                               13,187    15,811
Current portion.............................................    9,283    15,804
                                                              -------   -------
                                                              $ 3,904   $     7
                                                              =======   =======

     Scheduled maturities of financing obligations are as follows:

                                                              (IN THOUSANDS)
1999........................................................      15,804
2000........................................................           7
                                                                 -------
          Total.............................................     $15,811
                                                                 =======

     The weighted average interest rate on the revolving line of credit agreement was 8.6% and 7.6% for the years ending December 31, 1997 and 1998, respectively.

     The revolving line of credit agreement and the term note contain various restrictive financial and change of ownership control covenants. The Companies were in compliance with all covenants as of December 31, 1998.

     In January 1999, the revolving credit agreement was increased to $35,000,000 and the expiration date extended to May 1, 2000. Subsequent to March 31, 1999, the revolving credit agreement was increased from $35,000,000 to $40,000,000 and the expiration date extended to June 1, 2002.

                              INNOTRAC CORPORATION

5. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Innotrac leases office and warehouse space and equipment under various operating leases. The primary office and warehouse operating leases provide for escalating payments over the lease term. Innotrac recognizes rent expense on a straight-line basis over the lease term and accrues the differences each month between the amount expensed and the amount actually paid.

     Aggregate future minimum lease payments under noncancellable operating leases with original periods in excess of one year as of December 31, 1998 are as follows:

                                                              (IN THOUSANDS)
1999........................................................      $1,433
2000........................................................         904
2001........................................................         903
2002........................................................         903
2003........................................................         924
Thereafter..................................................       4,818
                                                                  ------
          Total minimum lease payments......................      $9,885
                                                                  ======

     Rent expense under all operating leases totaled approximately $770,000, $1,121,000 and $1,231,000 during the years ended December 31, 1996, 1997 and 1998, respectively.

  Marketing Support Agreement

     The Company has an agreement, which expires in September 2003, with a major telecommunications company to sell and rent certain telecommunications equipment to the customers of this company. The telecommunications company has agreed to provide billing, collection and referral services for the Companies. This agreement can be terminated (a) after March 15, 2000 by the telecommunications company without cause upon 120 days notice or (b) by the telecommunications company for cause upon 10 days notice; however, in the event of termination, the telecommunications company must continue to provide billing and collections services for existing customers for four years after the termination of the agreements.

  Legal Proceedings

     The Company is subject to legal proceedings and claims that arise in the ordinary course of business. There are no material pending legal proceedings to which the Company is a party.

6. INCOME TAXES

     Details of the income tax (provision) benefit for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                              1996    1997     1998
                                                              -----   -----   -------
                                                                  (IN THOUSANDS)
Current.....................................................  $(319)  $(460)  $(3,141)
Deferred....................................................    107     537      (602)
                                                              -----   -----   -------
                                                              $(212)  $  77   $(3,743)
                                                              =====   =====   =======

                              INNOTRAC CORPORATION

     Deferred income taxes reflect the net effect of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Companies' deferred tax assets and liabilities as of December 31, 1997 and 1998 are as follows:

                                                              1997     1998
                                                              -----   ------
                                                              (IN THOUSANDS)
Noncurrent deferred tax (liabilities) assets:
  Property, plant, equipment basis differences..............  $  43   $ (114)
  Conversion from cash to accrual taxpayer method -- long
     term...................................................    (83)      --
  Other.....................................................     --        8
                                                              -----   ------
                                                                (40)    (106)
                                                              -----   ------
Current deferred tax assets (liabilities):
  Reserves for uncollectable accounts.......................    524    2,372
  Reserve for returns and equipment losses..................      0      526
  Conversion from cash to accrual taxpayer
     method -- current......................................   (143)     (36)
  Other.....................................................      5        4
                                                              -----   ------
                                                                386    2,866
                                                              -----   ------
          Net deferred tax asset............................  $ 346   $2,760
                                                              =====   ======

     Innotrac converted from the cash basis to the accrual basis for income tax purposes effective August 1995, with the accumulated difference to be added back to taxable income over a four-year period.

     Effective with the Consolidation, the Company converted all of its entities that were non-C-corporations status for income tax reporting purposes to C-corporation status and recorded a one-time benefit of approximately $3 million related to certain temporary differences at these entities.

     A reconciliation of the income tax (benefit) provision computed at statutory rates to the income tax provision for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                              1996    1997     1998
                                                              -----   -----    -----
Federal statutory rate......................................   34.0%   34.0%    35.0%
Increase (reduction) in taxes resulting from:
  State income taxes, net of federal benefit................    3.6     1.4      6.0
  Income taxable directly to shareholders, partners and
     members (Note 2).......................................  (31.8)  (37.9)   (13.3)
Other.......................................................    0.4     0.9      0.5
                                                              -----   -----    -----
                                                                6.2%   (1.6)%   28.2%
                                                              =====   =====    =====

7. REDEEMABLE CAPITAL STOCK

     In September 1993, the Company obtained $1,000,000 of financing from a related party in the form of subordinated debt, in two entities that were involved in the Consolidation. The subordinated debt required monthly payments of interest, with principal maturing at 36 months. The subordinated debt was repaid in full in September 1996. Additionally, the related party received callable common stock representing 10% of the common stock of these entities. The terms of the callable common stock provided each of these entities the option to call the common stock at predetermined amounts on or before September 30, 1998 beginning in September, 1996. If the Company did not call the common stock

                              INNOTRAC CORPORATION
interests, the Company was obligated to issue the related party an additional 10% common stock interest to redeem the common stock. Due to the related party nature of the transaction, the Company accounted for the callable common stock as redeemable equity.

     The Company allocated the capital raised between "Subordinated Debt" and "Redeemable Capital Stock" on the accompanying balance sheets at the respective fair market values based on discounted cash flow analyses (approximately $500,000 each to "Subordinated Debt" and "Redeemable Capital Stock") and then accreted to their redemption values over 36 months using the effective interest rate method (an approximate 30% return on both the subordinated debt and the callable common stock). The portion of the accretion attributable to Subordinated Debt is reflected as interest expense in the accompanying statements of operations. For the equity portion, the Companies have accreted through the recording of dividends to the estimated redemption amounts at each balance sheet date and reflected such redemption amounts as "Redeemable Capital Stock" on the accompanying balance sheets. These dividends represent a 16% effective rate through September 1996 (the first trigger date as defined) and 10% thereafter. In conjunction with the Offering (see Note 1), the Company redeemed the shares of one entity in February 1998 for $390,000 and the shares of the other entity for $594,000 in December 1998.

8. SHAREHOLDERS' EQUITY

     Innotrac has authorized 50,000,000 shares of common stock, $0.10 par value, and 10,000,000 shares of Preferred Stock, $0.10 par value. On December 12, 1997, Innotrac effected a 70.58823-for-1 stock split resulting in 1,080,000 shares outstanding. Additionally, in exchange for their previous ownership interests, 5,420,000 shares of $0.10 par value common stock were issued to the remaining entity owners pari-passu based on their relative value to the consolidated group except for the minority stockholder of one of the affiliated entities, whose ownership interests was repurchased as scheduled in the fourth quarter of 1998. After the Consolidation, there were an aggregate of 6,500,000 shares outstanding. As discussed in Note 1, on May 6, 1998 the Company completed an initial public offering of 2.5 million shares at a price of $12.00 per share for net proceeds of approximately $26,741,000. As of December 31, 1998, there were 9,000,000 shares of common stock outstanding.

9. EMPLOYEE RETIREMENT PLAN

     Employees of Innotrac may participate in an employee retirement defined contribution plan. The plan covers all employees of the participating entities who have at least one year of service (six months if hired before January 1, 1997) and are 18 years of age or older. Participants may elect to defer up to 15% of compensation up to a maximum amount determined annually pursuant to IRS regulations. Innotrac has elected to provide matching employer contributions equal to 15% of contributions for less than five years of service, 25% of contributions for five to nine years of service, and 35% of contributions for over nine years of service. Total matching contributions made to the plan and charged to expense by Innotrac for the years ended December 31, 1996, 1997 and 1998 were not material.

10. STOCK BASED COMPENSATION

     In November 1997, the Company adopted a stock option plan (the "Stock Option Plan") to provide key employees, officers, directors, contractors, and consultants an opportunity to own common stock of the Company and to provide incentives for such persons to promote the financial success of the Company. Awards under the Stock Option Plan may be structured in a variety of ways, including as "incentive stock options" as defined in Section 422 of the Internal Revenue Code, as amended, non-qualified stock options, restricted stock awards, and stock appreciation rights ("SARs"). Incentive stock options may be granted only to full-time employees (including officers) of the Company and its subsidiaries. Non-qualified options, restricted stock awards, SARs, and other permitted forms of awards may be granted to any person

                              INNOTRAC CORPORATION
employed by or performing services for the Company, including directors, contractors, and consultants. The Stock Option Plan provides for the issuance of options to purchase up to an aggregate of 800,000 shares of common stock.

     Incentive stock options are also subject to certain limitations prescribed by the Code, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock of the Company, unless the option price is at least 110% of the fair market value of the common stock subject to the option. The Board of Directors of the Company (or a committee designated by the Board) otherwise generally has discretion to set the terms and conditions of options and other awards, including the term, exercise price, and vesting conditions, if any; to select the persons who receive such grants and awards, and to interpret and administer the Stock Option Plan.

     As of December 31, 1998, stock options to purchase an aggregate of 343,000 shares at $9.10 per share of common stock had been granted under the Stock Option Plan. 55,000 of these options vested immediately at the date of grant; the remaining options vest 50%, 25% and 25% at two, three and four years, respectively, after the grant date and expire 10 years from the grant date. At December 31, 1998, 323,475 options were outstanding with a weighted average contractual life of 8.9 years. 55,000 options were exercisable at December 31, 1998 at $9.10 per share.

     Additionally, the Company granted stock options to purchase an aggregate of 40,000 shares on the effective date of the Offering to four non-employee members of the Board of Directors at $12 (the initial public offering price) which vested immediately upon grant. 40,000 options were exercisable at December 31, 1998 at $12.00 per share.

     A summary of the status of the Company's Stock Option Plan and other options at December 31, 1998 is as follows:

                                                             SHARES   WEIGHTED AVERAGE PRICE
                                                             ------   ----------------------
                                                                          (IN THOUSANDS)
Outstanding at December 31, 1996...........................    --             $0.00
Granted....................................................   343              9.10
                                                              ---
Outstanding at December 31, 1997...........................   343              9.10
Granted....................................................    40             12.00
Forfeited..................................................   (20)             9.10
                                                              ---
Outstanding at December 31, 1998...........................   363              9.42
                                                              ===

     The remaining weighted average contractual life of the options outstanding at December 31, 1998 is 8.9 years and the weighted average price of the 95,000 exercisable options at December 31, 1998 is $10.32.

     The total value of options granted during 1997 and 1998 was computed as approximately $2,172,000 and $3,013,000 which would be amortized on a pro forma basis over the vesting period of the options. Had compensation cost for stock options been determined under SFAS No. 123, the Company's net income and net income per share would have been the following pro forma amounts:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1997            1998
                                                                ----            ----
Net income Pro forma
  Pro forma.................................................   $3,003          $8,186
  Pro forma adjusted for the Impact of SFAS 123.............   $2,686          $7,402
Diluted net income per share
  Pro forma.................................................   $ 0.46          $ 1.00
  Pro forma adjusted for the Impact of SFAS 123.............   $ 0.41          $ 0.91

                              INNOTRAC CORPORATION

     The Company has elected to account for its option plans under APB 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted using the Black-Scholes option-pricing model as prescribed by SFAS 123 using the following weighted average assumptions:

                                                                1997        1998
                                                              ---------   ---------
Risk-free interest rate.....................................      5.17%       5.17%
Expected dividend yield.....................................         0%          0%
Expected lives..............................................  2.7 Years   2.7 Years
Expected volatility.........................................     106.0%       86.0%

------------------------------------------------------
------------------------------------------------------

Prospective investors may rely only on the information contained in this prospectus. Neither Innotrac, the selling shareholders nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States and Canada are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

                       ---------------------------------

                               TABLE OF CONTENTS
                       ---------------------------------

                                     PAGE
                                     ----
Prospectus Summary.................    1
Risk Factors.......................    5
Forward-Looking Statements Are Not
  Guarantees.......................   14
Use of Proceeds....................   15
Dividend Policy....................   15
Price Range of Common Stock........   16
Capitalization.....................   17
Selected Financial Data............   18
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........   20
Business...........................   28
Management.........................   36
Principal and Selling
  Shareholders.....................   40
Related Party Transactions.........   42
Shares Eligible for Future Sale....   43
Description of Capital Stock.......   44
Underwriting.......................   47
Legal Matters......................   49
Experts............................   49
Additional Information.............   49
Index to Financial Statements......  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                (Innotrac Logo)

                                    INNOTRAC
                                  CORPORATION

                                2,500,000 SHARES

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                            BEAR, STEARNS & CO. INC.

                         THE ROBINSON-HUMPHREY COMPANY

                               J.C. BRADFORD&CO.
                                           , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than the underwriting discounts) payable by the Registrant in connection with the issuance and distribution of the shares of common stock in this offering.

Securities and Exchange Commission Registration Fee.........  $ 14,037
NASD Filing Fees............................................     5,568
Nasdaq National Market Filing Fees..........................    17,500
Blue Sky Fees and Expenses..................................         *
Printing and Engraving Expenses.............................         *
Legal Fees and Expenses.....................................         *
Accounting Fees and Expenses................................         *
Transfer Agent Fees and Expenses............................         *
Miscellaneous...............................................         *
                                                              --------
          Total.............................................  $      *
                                                              ========

---------------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Amended and Restated Articles of Incorporation provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the duty of care or any other duty owed to the Registrant as a director to the fullest extent permitted by Georgia law. Under such law, corporations cannot limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Registrant; (b) for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for unlawful corporate distributions or (d) for any transactions from which the director receives an improper benefit.

     Under Article VII of the Registrant's Amended and Restated Bylaws, the Registrant is required to indemnify its directors and officers as permitted by Georgia law. The Georgia Business Corporation Code provides that a corporation may indemnify its directors, officers and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether the applicable standard of conduct has been met with respect to directors can be made by (a) a majority of the disinterested directors; (b) a majority of a committee of disinterested directors; (c) independent legal counsel or (d) an affirmative vote of a majority of shares held by the disinterested stockholders. No indemnification may be made to or on behalf of a corporate director (i) in connection with a proceeding by or in right of the Registrant, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director's conduct met the applicable standard (ii) in connection with any other proceeding in which said person was adjudged liable on the basis that personal benefit was improperly received by him.

     The Registrant has entered into Indemnification Agreements with certain of its directors and officers (the "Indemnified Parties"). Under the terms of the Indemnification Agreements, the Registrant is required to indemnify the Indemnified Parties against certain liabilities arising out of their service for the Registrant. The Indemnification Agreements require the Registrant (i) to indemnify each Indemnified Party to the fullest extent permitted by law; and
(ii) to advance certain expenses incurred by an Indemnified Party. The Indemnification Agreements provide limitations on the Indemnified Party's rights to indemnification in certain circumstances.

     The Registrant's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On May 6, 1998, the following persons or entities were issued the following number of shares of common stock of the Registrant in consideration of each person's or entity's equity interests in one of the eight companies that were consolidated into Innotrac in connection with its initial public offering. Such shares were issued in a private placement made pursuant to Section 4(2) of the Securities Act of 1933. The Registrant has not issued any other shares since May 1996.

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Scott D. Dorfman............................................     4,989,428
ITC Service Company.........................................       353,846
Susan Mary Trotochaud.......................................           493
Trust and custodianship for Bradley H. Dorfman..............        25,411
Trust and custodianship for Brent M. Dorfman................        25,411
Trust and custodianship for Jesse E. Dorfman................        25,411

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 1.1       --  Form of Underwriting Agreement between the Representatives of the Several Underwriters, the Registrant, Scott D.
               Dorfman and ITC Service Company*
 3.1       --  Amended and Restated Articles of Incorporation of the
               Registrant, as amended (incorporated by reference to Exhibit
               3.1 to the Registrant's Amendment No. 1 to Registration
               Statement on Form S-1 (Commission File No. 333-42373), filed with the Commission on February 11, 1998)
 3.2       --  Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration
               Statement on Form S-1 (Commission File No. 333-42373), filed with the Commission on December 16, 1997)
 4.1       --  Form of Common Stock Certificate of the Registrant
               (incorporated by reference to Exhibit 4.1 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-42373), filed with the
               Commission on February 11, 1998)
 4.2       --  Rights Agreement between Company and Reliance Trust Company as Rights Agent, dated as of December 31, 1997 (incorporated by reference to Exhibit 4.2 to the Registrant's Amendment
               No. 1 to Registration Statement on Form S-1 (Commission File
               No. 333-42373), filed with the Commission on February 11,
               1998)
 5.1       --  Opinion of Kilpatrick Stockton LLP*
10.1       --  Acquisition Agreement by and among the Registrant, SellTel
               #1, Inc., RenTel #1, Inc., IELC, Inc., HomeTel Systems,
               Inc., HomeTel Providers Inc., RenTel #2, L.L.C., SellTel #2,
               L.L.C., HomeTel Providers Partners, L.P., ITC Service
               Company, Scott D. Dorfman, Susan Mary Trotochaud, as
               Custodian For Bradley H. Dorfman, Brent M. Dorfman and Jesse
               E. Dorfman, and Susan Mary Trotochaud, dated December 15,
               1997 (incorporated by reference to Exhibit 10.1 to the
               Registrant's Registration Statement on Form S-1 (Commission
               File No. 333-42373), filed with the Commission on December
               16, 1997)
10.2  (a)  --  Stock Option and Incentive Award Plan (incorporated by reference to Exhibit 10.2 to the Registrant's Registration
               Statement on Form S-1 (Commission File No. 333-42373), filed with the Commission on December 16, 1997)+

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
      (b)  --  Amendment No. 1 to Stock Option and Incentive Award Plan
               (incorporated by reference to Exhibit 10.2(b) to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-42373), filed with the
               Commission on February 11, 1998)+
10.3       --  Amended and Restated Loan and Security Agreement by and
               among the Registrant, HomeTel Systems Inc., IELC, Inc.,
               RenTel #1, Inc., RenTel #2, L.L.C., SellTel #1, Inc.,
               SellTel #2, L.L.C., HomeTel Providers Partners, L.P. and
               SouthTrust Bank, N.A., dated December 5, 1997 (incorporated by reference to Exhibit 10.3 to the Registrant's
               Registration Statement on Form S-1 (Commission File No.
               333-42373), filed with the Commission on December 16, 1997)
10.4       --  Purchase Agreement for Services between BellSouth
               Telecommunications, Inc. and the Registrant, effective
               November 1, 1998 (incorporated by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 000-23741),
               filed with the Commission on March 26, 1999)*
10.5  (a)  --  Form of Indemnification Agreements entered into as of
               December 11, 1997, by and between the Registrant and each of
               Messrs. Scott D. Dorfman, David L. Ellin, Larry C. Hanger,
               Donald L. Colter, Jr., John H. Nichols III, Bruce V.
               Benator, Martin J. Blank, Campbell B. Lanier, III and
               William H. Scott, III (incorporated by reference to Exhibit
               10.5 to the Registrant's Registration Statement on Form S-1
               (Commission File No. 333-42373), filed with the Commission on December 16, 1997)+
      (b)  --  Form of Indemnification Agreements by and between the
               Registrant and each of Stephen J. Walden and Will Hendrick
10.7       --  Lease, dated April 1, 1996, by and between Weeks Realty,
               L.P. and the Registrant (incorporated by reference to
               Exhibit 10.7 to the Registrant's Registration Statement on
               Form S-1 (Commission File No. 333-42373), filed with the
               Commission on December 16, 1997)
10.8       --  Lease, dated December 8, 1997, by and between Weeks
               Development Partnership and the Registrant (incorporated by reference to Exhibit 10.8 to the Registrant's Amendment No.
               1 to Registration Statement on Form S-1 (Commission File No.
               333-42373), filed with the Commission on February 11, 1998)
10.9       --  Split Dollar Life Insurance Agreement, dated July 10, 1997, by and between the Registrant, Bruce V. Benator, as Trustee of The Scott David Dorfman Family Trust #2, and Scott David
               Dorfman (incorporated by reference to Exhibit 10.9 to the
               Registrant's Amendment No. 1 to Registration Statement on
               Form S-1 (Commission File No. 333-42373), filed with the
               Commission on February 11, 1998)+
10.10      --  Innotrac Corporation Deferred Compensation Plan, effective as of October 16, 1997 (incorporated by reference to Exhibit
               10.10 to the Registrant's Amendment No. 1 to Registration
               Statement on Form S-1 (Commission File No. 333-42373), filed with the Commission on February 11, 1998)+
10.11      --  Grantor Trust Agreement dated October 16, 1997, by and between the Registrant and Wachovia Bank, N.A. (incorporated by reference to Exhibit 10.11 to the Registrant's Amendment
               No. 1 to Registration Statement on Form S-1 (Commission File
               No. 333-42373), filed with the Commission on February 11,
               1998)+
10.12      --  Shareholders' Agreement by and among SellTel #1, Inc.,
               Arnold Dorfman, Scott Dorfman and the Registrant, dated
               February 13, 1998 (incorporated by reference to Exhibit
               10.12 to the Registrant's Amendment No. 2 to Registration
               Statement on Form S-1 (Commission File No. 333-42373), filed with the Commission on February 23, 1998)

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
10.13      --  Stock Redemption Agreement by and among RenTel #1, Inc.,
               Scott Dorfman and Arnold Dorfman, dated December 15, 1997
               (incorporated by reference to Exhibit 10.13 to the
               Registrant's Amendment No. 2 to Registration Statement on
               Form S-1 (Commission File No. 333-42373), filed with the
               Commission on February 23, 1998)
10.14 (a)  --  Amended and Restated Loan and Security Agreement between the
               Registrant and SouthTrust Bank, N.A., dated January 25, 1999
               (incorporated by reference to Exhibit 10.14 to the
               Registrant's Annual Report on Form 10-K for the year ended
               December 31, 1998 (Commission File No. 000-23741), filed
               with the Commission on March 26, 1999)
      (b)  --  First Amendment to Amended and Restated Loan and Security
               Agreement by and between the Registrant and SouthTrust Bank,
               N.A., dated April 29, 1999
10.15      --  1999 Senior Executive Incentive Compensation Plan
               (incorporated by reference to Exhibit 10.15 to the
               Registrant's Annual Report on Form 10-K for the year ended
               December 31, 1998 (Commission File No. 000-23741), filed
               with the Commission on March 26, 1999)+
10.16      --  Aircraft Lease by and between SD Holdings, Inc. and the
               Registrant, dated February 19, 1998 (incorporated by
               reference to Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998
               (Commission File No. 000-23741), filed with the Commission on March 26, 1999)
23.1       --  Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1)
23.2       --  Consent of Arthur Andersen LLP
24.1       --  Power of Attorney (included on signature page)

---------------

 * To be filed by amendment.
 + Management contract or compensatory plan or arrangement required to be filed as an exhibit.

     (b) Financial Statement Schedules

     Report of Independent Public Accountants as to Schedules
     Schedule II -- Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Duluth, State of Georgia, on the 3rd day of June 1999.

                                          INNOTRAC CORPORATION

                                          By:     /s/ Scott D. Dorfman
                                            ------------------------------------
                                                      Scott D. Dorfman
                                               Chairman, President and Chief
                                                      Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Scott D. Dorfman and David L. Ellin and either of them, his true and lawful attorneys-in-fact with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign a Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 3rd day of June 1999, in the capacities indicated.

                      SIGNATURE                                           POSITION
                      ---------                                           --------

                /s/ Scott D. Dorfman                   Chairman, President and Chief Executive
-----------------------------------------------------    Officer (Principal Executive Officer)
                  Scott D. Dorfman

                 /s/ David L. Ellin                    Senior Vice President and Chief Operating
-----------------------------------------------------    Officer and Director
                   David L. Ellin

                 /s/ Larry C. Hanger                   Senior Vice President-Business Development and
-----------------------------------------------------    Director
                   Larry C. Hanger

              /s/ John H. Nichols, III                 Senior Vice President, Secretary, and Chief
-----------------------------------------------------    Financial Officer (Principal Financial and
                John H. Nichols, III                     Accounting Officer)

                /s/ Bruce V. Benator                   Director
-----------------------------------------------------
                  Bruce V. Benator

                 /s/ Martin J. Blank                   Director
-----------------------------------------------------
                   Martin J. Blank

              /s/ William H. Scott, III                Director
-----------------------------------------------------
                William H. Scott, III

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULES

     We have audited in accordance with generally accepted auditing standards, the financial statements of INNOTRAC CORPORATION included in this Registration Statement and have issued our report thereon dated January 31, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.
                                          /s/ ARTHUR ANDERSEN LLP
                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 31, 1999

                              INNOTRAC CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                              BALANCE AT                CHARGED TO                BALANCE AT
                                              BEGINNING    CHARGED TO     OTHER                     END OF
                DESCRIPTION                   OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
                -----------                   ----------   ----------   ----------   ----------   ----------
                                                                      (IN THOUSANDS)
Provision for uncollectible accounts
  Year ended December 31,
     1998...................................    $5,058      $ 8,245        $ --       $ (8,797)     $4,506
     1997...................................     4,141        7,750          --         (6,833)      5,058
     1996...................................     2,552        5,841          --         (4,252)      4,141
Provisions for returns and allowances
  Year ended December 31,
     1998...................................       649       11,104          --        (10,722)      1,031
     1997...................................       101        6,327          --         (5,779)        649
     1996...................................        --        3,536          --         (3,435)        101

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
10.5  (b)  --  Form of Indemnification Agreements by and between the
               Registrant and each of Stephen J. Walden and Will Hendrick
10.14 (b)  --  First Amendment to Amended and Restated Loan and Security
               Agreement by and between the Registrant and SouthTrust Bank,
               N.A., dated April 29, 1999
23.2       --  Consent of Arthur Andersen LLP
24.1       --  Power of Attorney (included on signature page)